Table of Contents

As filed with the Securities and Exchange Commission on August 4, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM F-1

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

For Ordinary Shares

CUSIP Number G27599 102

DAVION HEALTHCARE PLC

(Exact name of issuer of deposited securities as specified in its charter)

(Translation of issuer’s name into English)

N/A

(Translation of Registrant’s Name into English)

Republic of Ireland	3841	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

The Cube Building, Monahan Road,

Cork, T12 H1XY, Ireland

Telephone: +353 2129330
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David E Price

3 Bethesda Metro Center

Suite 700

Bethesda

MD 20814

202 536 5191

(Address, including zip code, and telephone number, including area code, of agent for service)

Transfer Agent and Registrar in the United States:

VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598, USA

This registration statement relates to a direct listing of Ordinary Shares, No securities are being offered by the Company or any selling shareholders.”

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth Company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth Company  ☒

If an emerging growth Company that prepares its financial statements in accordance with U.S. IFRS, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

We are incorporated in Ireland, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission (the “SEC”), we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Explanatory Note on Direct Listing

•	This is a direct listing (not an Initial Public Offering - IPO)
•	The issued Ordinary Shares of the company are being registered
•	No shares are being offered for sale

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. None of the reports or studies cited in this prospectus were commissioned by the Company.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully. Unless the context otherwise requires, references in this prospectus to the “Company,” “Davion,” “we,” “us,” “our” and other similar designations refer to Davion Healthcare Plc.

Our Company

Davion Healthcare Plc is an Irish Public Limited Company focused exclusively on the development and commercialization of non-invasive home diagnostic tests for the early detection of health anomalies, including cancers. Our products are classified as Class I medical devices and are fully registered with regulatory authorities in the United States (FDA), the European Union (CE mark), and the United Kingdom (UKCA).

Our flagship product, BreastCheck, is a non-invasive home test designed to detect temperature anomalies in breast tissue, which may be indicative of cancer or other health conditions. Our broader pipeline includes a suite of non-invasive home testing kits targeting additional health indicators for early detection, prevention, and wellness monitoring.

Direct Listing of Ordinary Shares

We are not offering any new securities in this registration statement. We are registering 25,000,000 Ordinary Shares, par value €0.01 per share, which are expected to be listed for trading on the NASDAQ Global Market under the ticker symbol “DAVI”.

The Company’s Ordinary Shares have been assigned CUSIP number G27599 102, and will be held electronically through DTC under nominee Cede & Co.

This registration is being undertaken in connection with a direct listing, not an initial public offering. There are no underwriters involved, and the Company will not receive any proceeds from this registration.

Planned Future Capital Raise

While this registration statement relates solely to the direct listing of our existing Ordinary Shares, we may pursue a registered offering or other capital raise following the effectiveness of this registration statement and commencement of trading on Nasdaq.

NASDAQ Listing Requirements

To comply with the listing requirements of the NASDAQ Global Market, we have a sufficient number of both our Ordinary Shares and Shareholders prior to listing to ensure that:

•	There are at least 400 round-lot holders, each holder with a value of $100 or more;
•	At least 50% of the 400 round lot holders, hold shares valued at $3,500 or more;
•	The public float of Ordinary Shares represents a total value in excess of the minimum requirement of $42 million;
•	The anticipated opening trading price is $10.00 per Share, implying a total market capitalization of $250 million.

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Corporate Structure

Davion Healthcare Plc is incorporated under the laws of the Republic of Ireland and qualifies as a “foreign private issuer” under the rules of the U.S. Securities and Exchange Commission. We are also an “emerging growth Company” under the U.S. Jumpstart Our Business Startups Act (JOBS Act), and as such, we may take advantage of reduced reporting obligations.

Summary Consolidated Financial Information

The Consolidated Financial statements included in this prospectus have been prepared in accordance with International Financial Reporting Standards (IFRS) and audited by WithumSmith+Brown, PC, a PCAOB-registered independent public accounting firm. A complete copy of our Consolidated Financial statements for the fiscal years ended December 31, 2024, and December 31, 2023 are provided in the appendix to this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth Company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth Company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth Company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth Company does not need to comply with any new or revised financial accounting standards until such date that a private Company is otherwise required to comply with such new or revised accounting standards.

We will remain an emerging growth Company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this prospectus; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth Company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a Company incorporated in Ireland, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market Rules corporate governance listing standards. See “Risk Factors — Risks Related to Our Shares”.

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Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•	“Ordinary Shares” are to our Ordinary Shares, par value €0.01 per share;

•	“Davion” “we,” “us,” “our Company” and “our” are to DAVION HEALTHCARE PLC;

Summary

Ordinary Shares Outstanding	25,000,000
Listing	NASDAQ Global Market
Ticker Symbol	DAVI
Offering Type	Direct Listing (no securities offered)
Anticipated Opening Price	$10.00 per Ordinary Share

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RISK FACTORS

We could experience cost increases or disruptions in supply of raw materials or other components used in BreastCheck.

Our manufacturer of BreastCheck could incur significant costs related to procuring raw materials required to manufacture and assemble BreastCheck. Various raw materials are used in the manufacture of BreastCheck. The prices for these raw materials fluctuate depending on factors beyond our manufacturers control including market conditions and global demand for these materials and could adversely affect our business and operating results. Furthermore, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions may result in significant increases in freight charges and raw material costs. Substantial increases in the prices for these raw materials or components may increase manufacturing and distribution costs, and could reduce our royalty margins.

We are dependent on our suppliers.

Our product BreastCheck uses multiple parts which are sourced from numerous sources, some of whom are currently our single source suppliers for these components. The supply chain exposes us to multiple potential sources of delivery failure or component shortages. While we obtain components from multiple sources whenever possible, many of the components used in BreastCheck are purchased by us from a single source. Furthermore, qualifying alternate suppliers or developing our own replacements for certain highly customized components may be time consuming and costly. Any disruption in the supply of components, whether or not from a single source supplier, could temporarily disrupt production of BreastCheck until an alternative supplier is fully qualified by us or is otherwise able to supply us the required material and there can be no assurance that we would be able to successfully retain alternative suppliers or supplies on a timely basis, on acceptable terms or at all. Changes in business conditions, force majeure, governmental changes and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. Any of the foregoing could materially and adversely affect our results of operations, financial condition and prospects.

Our business and prospects depend significantly on our ability to build our product brands. We may not succeed in continuing to establish, maintain and strengthen the BreastCheck brand, and our brand and reputation could be harmed by negative publicity regarding our Company or products.

Our business and prospects are heavily dependent on our ability to develop, maintain and strengthen the “BreastCheck” brand. If we do not continue to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality products and services and engage with our customers as intended and we have limited experience in these areas. In addition, we expect that our ability to develop, maintain and strengthen the BreastCheck brand will also depend heavily on the success of our user development and branding efforts. Such efforts mainly include building a community of online and offline users engaged with us through our mobile application and BreastCheck as well as other branding initiatives such as our annual BreastCheck Day, and/or events. Such efforts may be non-traditional and may not achieve the desired results. To promote our brand, we may be required to change our user development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

In addition, if incidents occur or are perceived to have occurred, whether or not such incidents are our fault, we could be subject to adverse publicity. In particular, given the popularity of social media, including any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in our brand.

In addition, from time to time, BreastCheck will be evaluated and reviewed by third parties. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about BreastCheck.

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Our business depends substantially on the continuing efforts of our executive officers, and our operations may be severely disrupted if we lose their services.

Our success depends on the continued efforts of our executive officers. If one or more of our executive officers were unable or unwilling to continue their services with us, we might not be able to replace them easily, in a timely manner, or at all. As we build our brand and become more well-known, the risk that competitors or other companies may poach our talent increases. Our industry is characterized by high demand and intense competition for talent and therefore we cannot assure you that we will be able to attract or retain qualified staff or other highly skilled employees. We also require sufficient talent in areas such as software development. Furthermore, as our Company is relatively young, our ability to train and integrate new employees into our operations may not meet the growing demands of our business which may materially and adversely affect our ability to grow our business and our results of operations.

If any of our executive officers terminates their services with us, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain qualified personnel. We have not obtained any “key person” insurance on our key personnel. If any of our executive officers joins a competitor or forms a competing company, we may lose customers, know-how and key professionals and staff members. Each of our executive officers has entered into an employment agreement and a non-compete agreement with us. However, if any dispute arises between our executive officers or key employees and us, the non-competition provisions contained in their non-compete agreements may not be enforceable.

Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt BreastCheck.

Demand for our sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new BreastCheck and technologies. As our business grows, economic conditions and trends will impact our business, prospects and operating results as well.

Demand for BreastCheck may also be affected by factors directly impacting product price or the cost of purchasing and operating products such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower product unit sales, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. The health industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event BreastCheck do not perform as expected or malfunction resulting in property damage, personal injury, etc. Our risks in this area are particularly pronounced given we have limited field experience of BreastCheck. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate negative publicity about BreastCheck and business and inhibit or prevent commercialization of our future product candidates which would have material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages may have a material adverse effect on our reputation, business and financial condition.

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We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur costs.

Companies, organizations or individuals, including our competitors, may claim to hold or obtain patents, trademarks or other proprietary rights that could limit or interfere with our ability to make, use, develop, sell or market BreastCheck, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. Our applications and uses of trademarks relating to our design, software could be found to infringe upon existing trademark ownership and rights. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease selling, incorporating certain components into, or using BreastCheck or offering goods or services that incorporate or use the challenged intellectual property;

•	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

•	redesign BreastCheck or other goods or services; or

•	establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in negative publicity and diversion of resources and management attention.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, service marks, patents, domain names, trade secrets, proprietary technologies and similar intellectual property as critical to our success. We rely on trademark and patent law, trade secret protection and confidentiality and license agreements with our employees and others to protect our proprietary rights.

We have invested significant resources to develop our own intellectual property. Failure to maintain or protect these rights could harm our business. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation.

As our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could have a material and adverse effect on our business operations, financial condition and results of operations.

Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. It is also possible that the intellectual property rights of others could bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

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We may be subject to risks associated with strategic alliances or acquisitions.

We may in the future enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further our business purpose from time to time. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffer negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

In addition, although we have no current acquisition plans, if appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. Furthermore, future acquisitions and integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

If we fail to manage our growth effectively, we may not be able to market and sell BreastCheck successfully.

We have expanded our operations, and as we ramp up our production, further significant expansion will be required, especially in connection with potential increased sales, expansion of our product range. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include, among others:

•	managing a larger organization with a greater number of employees in different divisions;

•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, manufacturing, sales and service facilities;

•	implementing and enhancing administrative infrastructure, systems and processes; and

•	addressing new markets and potentially unforeseen challenges as they arise.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, results of operations and financial condition.

If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our Company and the market price of the Ordinary Shares may be adversely affected.

Prior to this direct listing, we were a private Company with limited accounting personnel and other resources with which to address our internal controls and procedures. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud.

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We believe our internal controls relating to financial reporting have kept pace with the expansion of our business. In connection with the preparation and external review of our financial statements as of and for the years ended December 31 2024 and 2023, we noted no material weakness in our internal control over financial reporting.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, financial condition and results of operations.

The global financial markets experienced significant disruptions in post Corona in the United States, European and other economies went into recession. The economic recovery therefrom has been uneven and the global financial markets are facing new challenges, including the hostilities in the Ukraine, the quantitative easing by the U.S. Federal Reserve and the economic slowdown in the Eurozone. It is unclear whether these challenges will be contained and what effects they each may have. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies.

If we fail to protect our intellectual property rights, our ability to pursue the development of our technologies and products would be negatively affected.

Our success will depend in part on our ability to protect our intellectual property. This is done, in part, by obtaining patents and trademarks and then maintaining adequate protection of our technologies, trade-names and products. If we do not adequately protect our intellectual property, competitors may be able to use our technologies to produce and market products in direct competition with us and erode our competitive advantage. Some foreign countries lack rules and methods for defending intellectual property rights and do not protect proprietary rights to the same extent as the United States. Many companies have had difficulty protecting their proprietary rights in these foreign countries. We may not be able to prevent misappropriation of our proprietary rights.

We are currently seeking patent protection for several processes and finished products. However, the patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our products by obtaining and defending patents. These risks and uncertainties include the following:

•	patents that may be issued or licensed may be challenged, invalidated, or circumvented, or otherwise may not provide any competitive advantage;

•	our competitors, many of which have substantially greater resources than us and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use, and sell our products and product candidates either in the United States or in international markets;

•	there may be significant pressure on the United States government and other international governmental bodies to limit the scope of patent protection both inside and outside the United States for treatments that prove successful as a matter of public policy regarding worldwide health concerns;

•	countries other than the United States may have less restrictive patent laws than those upheld by United States courts, allowing foreign competitors the ability to exploit these laws to create, develop, and market competing products.

Any patents issued to us may not provide us with meaningful protection, and third parties may challenge, circumvent or narrow them. Third parties may also independently develop products similar to our products or product candidates, duplicate our unpatented product or product candidates, and design around any patents on product candidates we may develop.

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Additionally, extensive time is required for development, testing and regulatory review of product candidates. While extension of a patent term due to regulatory delays may be available, it is possible that before any of our product candidates can be commercialized, any related patent, even with an extension, may expire or remain in force for only a short period following commercialization, thereby reducing any advantages of the patent.

In addition, the United States Patent and Trademark Office (the “USPTO”), and patent offices in other jurisdictions have often required that patent applications concerning biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or our licensors are able to obtain patents, the patents may be substantially narrower than anticipated.

In addition to patents, we rely on a combination of trade secrets, confidentiality, nondisclosure and other contractual provisions, and security measures to protect our confidential and proprietary information. These measures may not adequately protect our trade secrets or other proprietary information. If they do not adequately protect our rights, third parties could use our technology, and we could lose any competitive advantage we may have. In addition, others may independently develop similar proprietary information or techniques or otherwise gain access to our trade secrets, which could impair any competitive advantage we may have.

Costly litigation may be necessary to protect our intellectual property rights and we may be subject to claims alleging the violation of the intellectual property rights of others.

We may face significant expense and liability as a result of litigation or other proceedings relating to patents and other intellectual property rights of others. If another party has also filed a patent application or been issued a patent relating to an invention or technology claimed by us in pending applications, we may be required to participate in an interference proceeding declared by the USPTO to determine priority of invention, which could result in substantial uncertainties and costs, even if the eventual outcome were favorable to us. We could also be required to participate in interference proceedings involving issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.

The cost to us of any patent litigation or other proceeding relating to our patents or patent applications, even if resolved in our favor, could be substantial. Our ability to enforce our patent protection could be limited by our financial resources, and may be subject to lengthy delays.

A third party might claim that we are using inventions claimed by their patents and might go to court to stop us from engaging in our normal operations and activities, such as research, development and the sale of any future products. Such lawsuits are expensive and would consume time and other resources. There is a risk that the court will decide that we are infringing the third party’s patents and will order us to stop the activities claimed by the patents, redesign our products or processes to avoid infringement or obtain licenses (which may not be available on commercially reasonable terms). In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents.

There is no guarantee that any prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our products, technologies or other matters.

We may conduct a public offering or other capital raising transaction shortly after listing.

Any such offering may dilute existing shareholders and adversely affect our share price.

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In addition to market and industry factors, the price and trading volume for the Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

•	variations in our revenues, earnings and cash flow;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new services and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our services or our industry;

•	additions or departures of key personnel;

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the Ordinary Shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the market price for the Shares and trading volume could decline.

The trading market for the Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the shares,, the market price would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the shares to decline.

There can be no assurance that we will not be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of Ordinary Shares.

A non-U.S. corporation will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. Based on our current and expected income and assets, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. Fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the second part of the test described above may be determined by reference to the market price of the Ordinary Shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets.

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If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation—United States Federal Income Tax Considerations”) holds the Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Ireland law.

We are an exempted Company incorporated under the laws of Ireland. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law 2014 of Ireland and the common law of Ireland. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Ireland law is to a large extent governed by the common law of Ireland. The common law of Ireland is derived in part from comparatively limited judicial precedent in Ireland as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in Ireland. The rights of our shareholders and the fiduciary responsibilities of our directors under Ireland law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, Ireland has a less developed body of securities laws than the United States. In addition, Ireland companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Certain corporate governance practices in Ireland, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of Ireland and the laws applicable to companies incorporated in the United States and their shareholders.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Company registered in Ireland, and in addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons may be located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of Ireland may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

We are an emerging growth Company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth Company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth Company until the fifth anniversary from the date of our initial listing.

The JOBS Act also provides that an emerging growth Company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

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We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the NASDAQ. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We will incur increased costs as a result of being a public Company, particularly after we cease to qualify as an “emerging growth Company.”

The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and NASDAQ, impose various requirements on the corporate governance practices of public companies. As a Company with less than US$1.07 billion in net revenues for our last fiscal year, we qualify as an “emerging growth Company” pursuant to the JOBS Act. An emerging growth Company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth Company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth Company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public Company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public Company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public Company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	the expected growth of BreastCheck sales;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with customers, contract manufacturers, component suppliers, third-party service providers, strategic partners and other stakeholders;

•	competition in our industry;

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations,” “Business” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The BreastCheck industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our Ordinary Shares. In addition, the rapidly evolving nature of the BreastCheck industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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USE OF PROCEEDS

This registration statement relates solely to the registration of our Ordinary Shares in connection with a direct listing of those shares on the Nasdaq Global Market.

We are not offering any shares in this registration statement, and will not receive any proceeds from the registration or potential resale of our Ordinary Shares. Any future capital raise will be subject to a separate registration statement or exemption therefrom.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the registration of our Ordinary Shares and the listing on the Nasdaq Global Market. All amounts are estimates, except for the SEC registration fee.

Expense Estimated Amount (USD)

SEC registration fee	$36,900
Legal fees and expenses	250,000
Accounting fees and expenses	250,000
Transfer agent and registrar fees	10,000
Nasdaq listing fee	295,000
Printing and filing expenses	5,000
Miscellaneous	25,000
Total	$871,900

DIVIDEND POLICY

Following this registration, the payment of dividends will be at the discretion of our board of directors, subject to certain requirements of Ireland law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Ireland law, namely that our Company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our Ordinary Shares in the foreseeable future after this registration. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2024:

• on an actual basis of the existing capital structure

You should read this information in conjunction with our Consolidated Financial Statements and the related Notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

Cash and cash equivalents	€679
Short-term debt	0
Long-term debt	0
Shareholders’ equity:
-Share capital 25,000,000 shares @ €0.01	250,000
- Share premium	71,374,078
- Deficit	(6,628,685)
Total stockholders’ equity	64,968,393
Total capitalization	€64,968,393

Note this is a direct listing with no new shares being issued.

DILUTION

As this registration statement relates solely to a direct listing of the company’s Ordinary Shares, and no new securities are being offered or sold by the Company, there will be no dilution to existing shareholders upon listing.

We may seek to raise additional capital following the listing, through a registered public offering or other financing transactions. Any such offering would be subject to separate registration or exemption from registration under U.S. securities laws.

EXCHANGE RATE INFORMATION

The Company’s functional and presentational currency is the Euro, and this is the currency of the Company’s Consolidated Financial statements. However, the Company’s business is also conducted in other currencies such as $ USD and £ therefore certain amounts will need to be translated into Euros. Due to changes in exchange rates fluctuations, this could lead to changes in the Company’s reported Consolidated Financial results from period to period. Among the factors that may affect currency values are trade balances, levels of short-term interest rates, difference in relative values of similar assets in different currencies, long term opportunities for investments and capital appreciation and political or regulatory developments.

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CORPORATE HISTORY AND STRUCTURE

Davion Healthcare Plc. (“Cyprus”) was incorporated in the Republic of Cyprus on November 29, 2022 with an initial issue of 12,258,458 Ordinary Shares, along with a further 7,741,542 Ordinary Shares being issued in 2023, and an additional 5,000,000 Ordinary Shares issued in 2024, resulting in a total of 25,000,000 subsequently issued and outstanding as at December 31, 2024.

In September 2024, Davion Healthcare Plc. was incorporated in Ireland. In December 2024, a restructuring occurred with the shareholders of Cyprus, exchanging their shares for the same number of shares in Davion Healthcare Plc. making Cyprus a wholly owned subsidiary. Since both companies were under common control, this transaction was treated similar to a “reverse merger” with the combination of both entities as at December 31, 2024.

The consolidated financial statements are comprised of Davion Healthcare Plc. and its wholly owned subsidiary, Cyprus, give effect to the restructuring as if it occurred on January 1, 2023. Since Cyprus was inactive when formed, there were no transactions recognized for the period November 29, 2022 (inception) through December 31, 2022.

Davion Healthcare and subsidiary (the “Company”) is a healthcare company focusing on the development and commercialization of non-invasive home diagnostic tests for the early detection, prevention and monitoring of health anomalies, including cancers.

The Company uses third party Research and Development (Universities and specialized companies) together with outsourced manufacturing and design, to make products, which are then patented (where applicable), manufactured, sold and internationally distributed through licensing agreements.

In development there is a range of other non-invasive home tests covering a wide variety of medical conditions which the Company expect to roll out over the next few years.

Corporate Information

Shareholders should submit any inquiries to the address and telephone number of our principal executive offices, The Cube Building, Monahan Road. Cork, T12 H1XY, Ireland. Our main website is www.davionhealthcare.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is the Law Offices of David E Price PC, 3 Bethesda Metro Center, Suite 700, Bethesda, MD 20814.

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SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of comprehensive loss and cash flow data for the year ended December 31, 2023, and selected consolidated balance sheet data as of December 31, 2024, have been derived from our Reviewed Consolidated Financial statements included elsewhere in this prospectus. The following selected statements of comprehensive loss and cash flow data for the year ended December 31, 2024 have been derived from our Consolidated Financial statements included elsewhere in this prospectus. Our Consolidated Financial statements are prepared and presented in accordance with IFRS generally accepted in the United States of America, or IFRS. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial and Operating Data section together with our Consolidated Financial statements and the related notes and “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following summary consolidated statements of operations data and summary cash flow data for the period ended December 31, 2024 and 2023, and summary balance sheet data as of December 31, 2024 and 2023 have been derived from our audited Consolidated Financial statements included elsewhere in this prospectus.

Our Consolidated Financial statements are prepared and presented in accordance with the accounting principles of IFRS. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our Consolidated Financial statements and the related notes and “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following tables present our selected statements of operations data for the periods indicated.

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DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

		YEAR ENDED DECEMBER 31,
	Notes	2024	2023

Administrative expenses		€(1,312,194)	€(2,292,734)
Research and development expenses		(8,159)	(3,015,598)
Operating loss	4	(1,320,353)	(5,308,332)
Income tax expense	6	–	–
Loss and total comprehensive loss for the year		€(1,320,353)	€(5,308,332)
Net loss per common share:
Basic and diluted		€(0.06)	€(0.35)
Weighted-average common shares outstanding:
Basic and diluted		22,909,836	15,257,794

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DAVION HEALTHCARE PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		DECEMBER 31,
	Notes	2024	2023	2022

ASSETS
Non-current assets
Intangible assets	7	€65,000,000	€65,000,000	€–
Current assets
VAT receivable	9	8,138	331	–
Advances to related parties		–	–	122,585
Cash and cash equivalents		11	679	–
		8,149	1,010	122,585
Total assets		€65,008,149	€65,001,010	€122,585

EQUITY
Share capital	16	€250,000	€200,000	€122,585
Share premium	17	71,347,078	64877415	–
Deficit		(6,628,685)	(5,308,332)	–

Total equity		€64,968,393	€59,769,083	€122,585

LIABILITIES
Non-current liabilities
Advances from related parties	11	€–	€4,631,670	€–
Current liabilities
Trade and other payables	15	39,756	600,257	–

Total liabilities		39,756	5,231,927	–

Total equity and liabilities		€65,008,149	€65,001,010	€122,585

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DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Notes	Share capital	Share premium	Deficit	Total
Balance at December 31, 2022		€122,585	€–	€–	€122,585
Loss and total comprehensive income for the period		–	–	(5,308,332)	(5,308,332)
Exchange of issued shares for Intangible Assets		–	64,877,415	–	64,877,415
Transactions with Owners in their capacity as owners: Issue of share capital	16	77,415	–	–	77,415

Balance at December 31, 2023		€200,000	€64,877,415	€(5,308,332)	€59,769,083
Loss and total comprehensive income for the year		–	–	(1,320,353)	(1,320,353)
Transactions with Owners in their capacity as owners: Shares issued for repayment of advances and salaries	16	5,982	5,594,018	–	5,600,000
Shares issued for payment of trade and other payables	16	44,018	875,645	–	919,663

Balance at December 31, 2024		€250,000	€71,347,078	€(6,628,685)	€64,968,393

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DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

		YEAR ENDED DECEMBER 31,
	Notes	2024	2023

Cash flows from operating activities:
Net loss	21	€(1,320,353)	€(5,308,332)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Changes in operating assets and liabilities:
Increase in VAT Receivable		(7,807)	(331)
Increase in amount due to related parties		890,915	4,709,085
Increase in trade and other payables		436,577	600,257
Net cash (used in)/provided by operating activities		(668)	679

Net cash from investing activities		–	–

Net cash from financing activities		–	–
Net (decrease)/increase in cash and cash equivalents		(668)	679
Cash and cash equivalents at beginning of year		679	–
Cash and cash equivalents at end of year		€11	€679

Non cash investing and financing activities:		–	–
Shares issued for amounts due to related parties		€5,600,000	€–
Shares issued for trade and other payables		€876,582	€–
Shares issued for intangible assets		€65,000,000	€–

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As our business develops, we may need to modify our business model or change our services and solutions. These changes may not achieve expected results, which could have a material adverse effect on our results of operations and prospects.

Furthermore, we may be unable to keep up with changes in product technology and, as a result, our competitiveness may suffer. Our research and development efforts may not be sufficient to adapt to changes in electric product technology. As technologies change, we plan to upgrade or adapt BreastCheck and introduce new models in order to continue to provide BreastCheck with the latest technology, which could involve substantial costs and lower our return on investment for existing BreastCheck. There can be no assurance that we will be able to compete effectively with alternative BreastCheck or source and integrate the latest technology into BreastCheck, against the backdrop of our rapidly evolving industry. Even if we are able to keep pace with changes in technology and develop new models, we are subject to the risk that our prior models will become obsolete more quickly than expected, potentially reducing our return on investment.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our Consolidated Financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our Consolidated Financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Overview of Business Operations:

Our Mission

Our mission is to afford early non-invasive detection of possible physical abnormalities including breast growths, testicular growths, blood flow and more.

Davion Healthcare Plc was incorporated in Cyprus as a public limited Company on November 29, 2022 under Company registration number HE 441027. The registration of the Company in Cyprus, was a result of the Directors decision to move the Company from a United Kingdom operational base to one within the European Union community, from where it could more easily focus on developing its range of home test products, to identify potential medical conditions and provide early warning to enable further clinical examination where applicable. On the 25th of September 2024, the company re-domiciled its headquarters to the Republic of Ireland under company registration number 772522, whilst maintaining its Cyprus operation as a wholly owned subsidiary.

The Company uses third party Research and Development (Universities and specialized companies) together with outsourced manufacturing and design, to make products, which are then patented (where applicable), manufactured, sold and internationally distributed through licencing agreements.

Business Structure

The business currently operates through the Plc and within that are a number of internal sections specialising in different aspects of the Company’s product portfolio. The Company also has a wholly owned subsidiary in Cyprus, namely Davion Healthcare Ltd.

Our Competitive Strengths

We have focused our unique technologies on an exceptionally affordable home-based non-invasive testing system. Our strength as a Company at this early state is twofold, that we possess our own IP, patents and technology; and that to date, there are no other known competitors attempting to utilize like-technologies.

BreastCheck

Davion Healthcare Plc specialises in the design, development, manufacture and global distribution of non-invasive home tests to provide early-stage warning of health anomalies, including potential cancers.

Our first product for roll-out is “BreastCheck”. BreastCheck is a non-invasive test for breast abnormalities. The test can be carried out at home and takes less than 15 minutes. The results are immediate and BreastCheck has been proven to be a reliable guide in the first stage identification of potential breast abnormalities. While BreastCheck is not a replacement for a mammogram, it is an extremely effective first line investigative device. Indeed, the technology behind BreastCheck is FDA registered in the USA and also registered with the relevant regulatory authorities in the EU and the UK.

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BreastCheck is a safe, reliable, low-cost, and accurate way to routinely monitor for breast abnormalities and is intended to be used as an adjunct to established procedures for the detection of breast disease, such as clinical breast examination and mammography. Abnormalities within the breast frequently produce additional breast heat. BreastCheck averages temperature at three areas on each breast. By comparing the temperature of corresponding areas of one breast to the other, and entering the results on our Mobile App, results can be interpreted immediately. A non-invasive adjunct to mammograms in aiding early-stage diagnosis of breast abnormalities, through the use of measuring temperature differentials.

The medical need for this product is overwhelming and undeniable. Breast cancer is the most common cancer among women worldwide, accounting for about 25% of all cancers in women. The incidence of breast cancer varies widely by region, with the highest rates typically seen in North America, Europe, and Australia. Breast cancer is less common in Asia and Africa, but the incidence is increasing in these regions due to increasing rates of westernization and urbanization.

There are several factors that can influence the incidence of breast cancer, including genetics, hormonal factors, lifestyle factors (such as diet, physical activity, and alcohol consumption), and reproductive history.

It is important to note that the incidence of Breast Cancer has been increasing over the past few decades in many countries, likely due to a combination of factors such as increased awareness and detection of the disease, as well as changes in risk factors such as later age at childbirth and increased use of hormone replacement therapy.

In the USA alone in 2022 the estimated population of women between the age of 20 – 70 was 333 Million. Source: www.statista.com_Society_Demographics

In 2019, Europe recorded that there are over 200 million women in this age bracket.

Data sources: UNDESA, Eurostat, World Bank – World Development Indicators data.

According to the Centers for Disease Control and Prevention (CDC), about 240,000 cases of breast cancer are diagnosed in women in the United States each year.

The Breast Cancer Research Foundation estimates that in 2023, an estimated 297,790 new cases of invasive breast cancer will be diagnosed in women in the U.S.

The World Health Organization (WHO) reports that in 2020, there were 2.3 million women diagnosed with breast cancer globally.

BreastCheck is a home test for Breast Anomalies including Breast Cancer. The product was originally FDA approved for sale but at the time of approval, it was only licensed for sale through clinicians rather than an over-the-counter product that could be purchased from pharmacies. BreastCheck will now be available to be sold over the counter through Pharmacists and over the internet, with an on line or mobile app results review, providing immediate results.

Breast cancer is currently the most common cancer globally, accounting for 12.5% of all new annual cancer cases worldwide. Here are the American Cancer Society estimates for breast cancer just in the United States for 2022 - This information is provided by Breastcancer.org:

•	About 13% (about 1 in 8) of U.S. women are going to develop invasive breast cancer in the course of their life.

•	In 2022, an estimated 287,850 new cases of invasive breast cancer are expected to be diagnosed in women in the U.S., along with 51,400 new cases of non-invasive (in situ) breast cancer.

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•	About 2,710 new cases of invasive breast cancer are expected to be diagnosed in men in 2022. A man’s lifetime risk of breast cancer is about 1 in 833.

•	As of January 2022, there are more than 3.8 million women with a history of breast cancer in the U.S. This includes women currently being treated and women who have finished treatment.

•	Breast cancer is the most commonly diagnosed cancer among American women. In 2022, it’s estimated that about 30% of newly diagnosed cancers in women are going to be breast cancers.

•	Breast cancer incidence rates in the United States began decreasing in the year 2000, after increasing for the previous two decades. They dropped by 7% from 2002 to 2003 alone. One theory is that this decrease was partially due to the reduced use of hormone replacement therapy (HRT) by women after the results of a large study called the Women’s Health Initiative were published in 2002. These results suggested a connection between HRT and increased breast cancer risk. In recent years, incidence rates have increased slightly by 0.5% per year.

•	A woman’s risk of breast cancer nearly doubles if she has a first-degree relative (mother, sister, daughter) who has been diagnosed with breast cancer. Approximately 15% of women who get breast cancer have a family member diagnosed with it.

•	About 5% to 10% of breast cancers can be linked to known gene mutations inherited from one’s mother or father. Mutations in the BRCA1 and BRCA2 genes are the most common. On average, women with a BRCA1 mutation have up to a 72% lifetime risk of developing breast cancer. Women with a BRCA2 mutation have up to a 69% risk. Breast cancer that is positive for the BRCA1 or BRCA2 mutations tends to develop more often in younger women. An increased ovarian cancer risk is also associated with these genetic mutations. In men, BRCA2 mutations are associated with a lifetime breast cancer risk of about 6.8%; BRCA1 mutations are a less frequent cause of breast cancer in men.

•	About 85% of breast cancers occur in women who have no family history of breast cancer. These occur due to genetic mutations that happen as a result of the aging process and life in general, rather than inherited mutations.

•	The most significant risk factors for breast cancer are being a woman and getting older.

•	About 43,250 women in the U.S. are expected to die in 2022 from breast cancer. Breast cancer death rates have been decreasing steadily since 1989, for an overall decline of 43% through 2020. These decreases are thought to be the result of treatment advances and earlier detection through screening. However, the decline has slowed slightly in recent years.

•	Breast cancer is one of the leading causes of cancer-related death in women in the United States, second only to lung cancer.

Breast cancer is the most diagnosed cancer globally. It accounts for 1 in 4 cancer cases among women and is the leading cause of death from cancer in women. The estimated 2.2 million new cases indicate that one in every 10 cancers diagnosed in 2020 is breast cancer. In 2020, there were an estimated 684,996 deaths from breast cancer, with a disproportionate number of these deaths occurring in low-resource settings.

Survival rates for breast cancer are very high when the cancer is detected early and where treatment is available. Unfortunately, 50 to 80% of breast cancer cases are diagnosed at an advanced stage 2 in many low- and middle-income countries, when the cancer is more difficult to treat, is more expensive to do so, and is usually incurable.

Given these above statistics, and the fact that the near exclusive method of detecting and verifying breast formations today is a mammogram, it can only be assumed that there is a large and open market of women who would wish to monitor their health in the privacy of their own home, particularly given that the accuracy level is the same as a mammogram.

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Our other ready pipeline products include:

FOOTFLOW

Again, utilizing the same proprietary technology platform as our other products mentioned, FootFlow is specifically designed to diagnose Peripheral Arterial Disease (PAD) and Diabetes. Diabetes is estimated to affect approximately 530 million adults worldwide, with a global prevalence of 10.5 percent among adults aged 20 to 79 years [1,2]. Type 2 diabetes represents approximately 98 percent of global diabetes diagnoses, although this proportion varies widely among countries [3]. In an analysis of data from the National Health Interview Survey (2016 and 2017), the prevalence of diagnosed type 2 diabetes among adults in the United States was 8.5 percent [4]. Other national databases, such as the Center for Disease Control and Prevention Diabetes Surveillance System, reported in 2022 a prevalence of diagnosed diabetes of approximately 11.3 percent of adults (37.3 million people; 28.7 million with diagnosed diabetes, an estimated 8.5 million undiagnosed, and 95 percent of whom have type 2 diabetes) (Source: NIH, WHO, CDC)

“Footflow” is a non-invasive test for comparing skin temperature at your toes. The test can be carried out at home and takes 10 minutes. The results are almost immediate, and by comparing the resulting temperatures of the toes on the left foot to those on the right foot, results can be an early-stage guide for clinicians with respect to Peripheral Arterial Disease (PAD) and Diabetes.

Poor blood circulation in the feet, being a common symptom of both medical conditions.

FootFlow is a safe, reliable and accurate way to routinely monitor foot temperatures which can be used as an adjunct to established procedures for the detection and/or treatment of both PAD and Diabetes, amongst other medical conditions.

By comparing the temperature of the toes on each foot and then entering the results either on our Mobile Application or our Website, the results can be interpreted almost immediately.

Individuals with diabetes for example may experience lower skin temperature in their toes, due to various factors associated with the condition. Diabetes can affect the blood vessels and nerves that supply the extremities, leading to a reduction in blood flow and damage to the nerves (peripheral neuropathy). This can result in a decrease in sensation and poor circulation in the feet, leading to cooler skin temperature.

Product Development

We are currently working on further home test products and are continually looking to improve and further develop our existing products.

As part of our product development regime, all products are both patented and trademarked where applicable. The Company also registers its products with the various regulatory or authorities such as in the USA (FDA), Europe (CE), and the United Kingdom (UKCA) to enable over the counter sales to be approved.

Intellectual Property

We have significant capabilities in the areas of product engineering, development and design. As a result, we have developed a number of proprietary systems and technologies. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, including employee and third party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology. We intend to continue to file additional patent applications with respect to our technology.

Employees

As of June 1, 2025, we have no full time employees.

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Insurance

We maintain Director & Officer liability insurance. We believe that our insurance coverage is adequate to cover our business at this stage.

Intellectual Property

Our intellectual property rights are crucial to our business. We rely on a combination of intellectual property laws, confidentiality procedures and contractual provisions to protect our intellectual property. Prior to commencement of our relationship with our employees and channel partners, we require them to provide written obligations to keep any confidential information disclosed or otherwise made available by us confidential.

We customarily enter into confidentiality agreements with our clients to preserve the confidentiality of the proprietary or confidential information or data provided to us or developed by us. Our clients usually own the intellectual property in the software or systems we develop for them.

Legal Proceedings

We are currently not a party to any legal or administrative proceedings and are not aware of any pending or threatened legal or administrative proceedings against us in any material respects. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

Consolidated Financial Performance:

To date, we have not generated any revenue and do not expect to do so until the second half of 2025 at the earliest. Since our inception, our focus has been on the development, research, and registration of a portfolio of innovative medical devices, which we anticipate will form the foundation of our future revenue streams. These activities have required significant investment in product development, clinical trials, regulatory approvals, and intellectual property protection.

Our expenses have primarily been driven by research and development (R&D) costs, as well as costs associated with obtaining regulatory approval in key markets, including the United States, Europe, and the United Kingdom. The approval of our products in these regions represents a major milestone, positioning us for future commercial success. However, until we commence marketing and commercialization activities, which are expected to begin with our lead product, BreastCheck, in the second half of 2025. We do not anticipate any immediate revenue generation.

Consequently, our financial performance to date reflects the nature of a pre-revenue Company, with substantial outflows in R&D and administrative costs necessary to bring our products to market. We expect these trends to continue in the near term, with ongoing investments in product development, scaling up production capabilities, and preparing for market entry. Our ability to generate revenue in the future will depend on the successful commercialization of our products, starting in the second half of 2025, which we believe will enable us to recoup the substantial costs incurred during the development phase and drive sustainable financial performance going forward.

Operating Results:

For the year ended December 31, 2023, we did not generate any revenue, as our primary focus remained on research, development, and securing regulatory approval for our innovative medical devices. During the year, the Company incurred an operating loss of €5,308,332. This loss primarily reflects significant investment in the development of the Company’s intellectual property, which consists of a portfolio of non-invasive home medical tests, as well as related administrative expenses.

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A substantial portion of the Company’s operating expenses in 2023 was allocated to research and development (R&D), totaling €3,015,598. These R&D costs were primarily related to the development of BreastCheck, the Company’s flagship product, which successfully secured regulatory approvals in key markets such as the USA, Europe, and the UK by the end of 2023.

For the year ending December 31, 2024, the Company incurred an operating loss of €1,320,353, reflecting ongoing pre-revenue activities. However, during this period, the Company secured a significant agreement with NeuRX Health Inc of Rhode Island, USA, for the manufacturing and distribution of BreastCheck. The agreement will provide a steady revenue stream in the form of payments and annual royalties based on product manufacturing and distribution volumes.

Whilst in the audited accounts the valuation of our intangible assets are show at cost, in line with IFRS rules, the agreement with NeuRX Health Inc and the completion of other home test products similar to BreastCheck together with regulatory registration of products ready for market in the USA (FDA), Europe (CE) and the United Kingdom (UKCA) resulted in the “fair value” revaluation of intangible assets by €195,000,000, which has substantially improved the Company’s financial position. As at December 31, 2024, the Company’s “fair value” of total intangible assets (patented and regulatory approved intangible property), increased to €260,000,000, with equity rising to €259,968,393 as shown in the notes to the audited accounts herein.

Despite not generating any revenue in 2024, the Board is confident that with the BreastCheck product set to be commercialized in the second half of 2025, coupled with the licensing agreement, the Company is well-positioned for future profitability. The significant R&D ongoing investments are expected to result in increased revenue as the Company shifts its focus from development to commercialization.

Liquidity and Capital Resources:

Since our inception, we have relied exclusively on the personal financial support of our Chief Executive Officer, who has provided all of our funding to date. We have not raised any capital through any external financing or investment activities.

As of June 1, 2025, we have not generated any revenue and continue to operate at a loss, primarily due to ongoing product development and operational costs. Consequently, our liquidity has been limited, and we have been dependent on the CEO’s support to meet our working capital requirements and cover expenses. The Company’s regulatory-approved product portfolio and strategic licensing agreement with NeuRX Health Inc. are expected to provide future revenue and cash inflows. The Company believes as of the date of this registration statement, that with its current capitalization, our Chief Executive Officers’ ongoing financial support, and future contractual inflows, the Company believes that it has sufficient financial resources to meet its obligations for at least the next 12 months.

As part of this F-1 filing, we are planning a direct listing only, with no initial public offering (IPO). However, we may pursue additional financing opportunities in the near term to support our growth strategy. This may include the issuance of new Ordinary Shares or Ordinary Shares pursuant to a registered offering.

Trends and Uncertainties

We anticipate ongoing operating losses and negative cash flows until our commercial rollout in late 2025.

Market acceptance of our home testing devices, particularly BreastCheck, will be critical to generating revenues.

Competition from existing diagnostic methods and potential new entrants with similar non-invasive technologies may impact our expected market share. We also face potential regulatory changes in medical device classifications in the U.S. and EU, which could impact compliance costs and timelines.

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DAVION HEALTHCARE PLC AND SUBSIDIARY

COMPANY

Directors

Jack Kaye
George Barry Jackson	(Resigned 27 April 2024)
David Paul Alexander Over
Jonathan Robin Chadwick	(Appointed 1 February 2024 and resigned 27 April 2024)
Julian Fernand Sluyters	(Appointed 1 February 2024 and resigned 27 April 2024)
Kevin Malcolm Riches	(Appointed 1 February 2024 and resigned 29 April 2024)
Mark Bernard Battles	(Appointed 1 February 2024 and resigned 27 April 2024)
Susan Matteson King	(Appointed 1 February 2024 and resigned 29 April 2024)
Vasim Ul-haq	(Appointed 1 February 2024 and resigned 27 April 2024)
William Eric Peacock	(Appointed 1 February 2024 and resigned 29 April 2024)

Secretary	Kurdam Limited

Company number	772522

Registered office	c/o MC2 Accountants Limited
Penrose Wharf Penrose Quay Cork
Ireland

Auditor	Withum
601 California Street, 18th Floor
San Francisco, CA 94108
United States of America

Bankers	Bank of Cyprus

Bank of Ireland

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DIRECTORS’ REPORT

The directors present their annual report and Consolidated Financial statements for the year ended December 31, 2024 and 2023.

Principal activities

Davion Healthcare Plc (the “Company”) is a healthcare company that specialises in investing and commercialising innovative medical technologies, pharmaceutical products and healthcare services.

During the first financial periods, the Company’s development to date, financial results and position as presented in the Consolidated Financial statements are considered satisfactory in view of the fact that the Company’s efforts to develop its IPs and secure a licensing has proved fruitful following the contract secured in the beginning of 2024 as explained in Note 19 of the Consolidated Financial statements. The Board of Directors expects that this contract together with other actions programmed will outweigh the first Consolidated Financial period’s costs and maintain the Company in a profitable position for the foreseeable future.

Results and dividends

The results for each of the years are set out on page 12.

No ordinary dividends were paid. The directors do not recommend payment of a final dividend.

Accounting records

The Company’s directors acknowledge their responsibilities under sections 281 to 285 of the Companies Act 2014 to ensure that the Company keeps adequate accounting records. The following measures have been taken:

•	the implementation of appropriate policies and procedures for recording transactions;
•	the employment of competent accounting personnel with appropriate expertise;
•	the provision of sufficient Company resources for this purpose and:
•	liaison with the Company’s external professional advisers.

The accounting records are held at the Company’s registered office c/o MC2 Accountants Limited, Penrose Wharf, Penrose Quay, Cork, Ireland.

Post reporting date events

As explained in Note 14 the geopolitical situation in Eastern Europe and the Middle East remains intense with the continuation of the conflict between Russia and Ukraine and the Israel-Gaza conflict. As at the date of authorising these Consolidated Financial statements for issue, the conflicts continue to revolve as military activity proceeds and additional sanctions are imposed. The Company’s activity at present and for the foreseeable future is concentrated on the contract in the USA and depending on the duration of the conflict between Russia and Ukraine, the Israel-Gaza conflict and continued negative impact on economic activity, it is unlikely that the Company’s result’s will be affected.

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Auditor

Withum was appointed as the Company’s auditor, and will continue in office as auditor of the Company. A resolution proposing the re-appointment of Withum as auditor to the Company and giving authority to the directors to fix their remuneration will be submitted to the Annual General Meeting.

Directors’ compliance policy statement

We, the directors of the Company who held office at the date of approval of these Consolidated Financial statements, are responsible for securing the Company’s compliance with its relevant obligations.

We confirm that the following matters have been done to fulfil the responsibilities set out in section 225(2) of the Companies Act 2014:

•	drawing up of a ‘compliance policy statement’ setting out the Company’s policies that in our opinion are appropriate to the Company, respecting compliance by the Company with its relevant obligations;
•	putting in place appropriate arrangements or structures that in our opinion are designed to secure material compliance with the Company’s relevant obligations; and
•	conducting a review during the Consolidated Financial year of any arrangements or structures that have been put in place.

Audit committee statement

As at December 31, 2024 the Company did not have an Audit Committee in place. In January 2025, an Audit Committee was established comprising of three non-executive directors, Sir Eric Peacock, Susan King and Julian Sluyters. The Audit Committee will oversee Consolidated Financial reporting, monitor internal controls, supervise external auditors, review Audits and ensure ongoing legal and regulatory compliance.

Corporate governance

The Company recognizes the importance of implementing sound corporate governance policies, practices and procedures. As the Company is about to apply for a listing in NASDAQ it has adopted NASDAQ’s Corporate Governance Code and applies its principles.

Statement of directors’ responsibilities

The directors are responsible for preparing the annual report and the Consolidated Financial statements in accordance with applicable Irish law and regulations.

Irish Company law requires the directors to prepare financial statements for each financial year. Under that law, the directors have elected to prepare the financial statements in accordance with International Financial Reporting Standards (IFRSs) as adopted by the European Union. Under Company law, the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the assets, liabilities and financial position of the Company as at the financial year end date and of the profit or loss of the Company for that financial year and otherwise comply with the Companies Act 2014.

In preparing these Consolidated Financial statements, International Accounting Standard 1 requires that directors:

•	properly select and apply accounting policies;
•	present information, including accounting policies, in a manner that provides relevant, reliable, comparable and understandable information;
•	provide additional disclosures when compliance with the specific requirements in IFRSs are insufficient to enable users to understand the impact of particular transactions, other events and conditions on the entity’s Consolidated Financial position and financial performance; and
•	make an assessment of the Company’s ability to continue as a going concern.

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The directors are responsible for ensuring that the Company keeps or causes to be kept adequate accounting records which correctly explain and record the transactions of the Company, enable at any time the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy, enable them to ensure that the financial statements and annual report comply with the Companies Act 2014 and enable the financial statements to be audited. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Statement of disclosure to auditor

Each executive director in office at the date of approval of this annual report confirms that:

•	so far as the directors are aware, there is no relevant audit information of which the Company’s auditor is unaware, and
•	the director has taken all the steps that he / she ought to have taken as a director in order to make themselves aware of any relevant audit information and to establish that the Company’s auditor is aware of that information.

On behalf of the board

/s/ Jack Kaye	/s/ David Paul Alexander Over
Jack Kaye	David Paul Alexander Over
Director	Director

Date: August 1, 2025

The directors present the strategic report for the years ended December 31, 2024 and 2023.

Fair review of the business

Davion Healthcare Plc (the “Company”) is a healthcare company that specialises in inventing and commercialising innovative medical technologies, pharmaceutical products and healthcare services.

It is the Company’s objective to grow both organically and through acquisitions, continually developing the enterprise and fully addressing the human health cycle. The Directors believe the demand for healthcare services worldwide will continue to rise in the near future and innovative services are essential to increase the efficiency and effectiveness of healthcare provision in both the private and public health sectors.

Currently, the primary business unit of the Company is the design, development, manufacture and licencing of a range of non-invasive home tests which cover a selection of early-stage warnings for potential medical anomalies.

The Company’s current ready for market product is:

BreastCheck, a non-invasive home test for Breast anomalies including Breast Cancer.

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Further products planned to be launched in 2025 include:

FootFlow, a non-invasive home test to review blood flow in the feet -where poor circulation may lead to the amputation of toes – particularly prevalent in people with Diabetes.

Testic, a non-invasive home test for men to help identify Testicular anomalies.

Principal risks and uncertainties

The process of risk management is addressed through a framework of policies, procedures and internal controls. All policies are subject to Board approval and ongoing review by management and the Directors.

A number of factors influence and could influence the Company’s operations and financial performance and ultimately the Company’s ability to pay dividends. The Directors consider the following risks to be the most significant for potential shareholder in the Company. The following factors do not purport to be a complete list or explanation of all the risk factors involved in investing in the Company. In particular, the Company’s performance may be affected by changes in the market and/or economic conditions in legal, regulatory and tax requirements.

Risks Relating to Our Business

Our future business depends in large part on our ability to execute on our plans to develop, manufacture, market and sell BreastCheck together with follow on products.

Our continued development and manufacturing of our first manufactured product, BreastCheck, and our future products are and will be subject to risks, including with respect to:

•	the equipment we use being able to accurately manufacture the product within specified design tolerances;
•	compliance with environmental, workplace safety and similar regulations;
•	securing necessary components on acceptable terms and in a timely manner;
•	delays in delivery of final component designs to our suppliers;
•	quality controls, particularly as we plan to eventually commence our own manufacturing in-house;
•	delays or disruptions in our supply chain; and
•	other delays and cost overruns.

Any of the foregoing could have a material adverse effect on our results of operations and growth prospects.

We have made significant up-front investments in research and development and selling, general and administrative expenses to rapidly develop and expand our business. We expect to continue to invest significantly in research and development and sales and marketing, general and administrative expenses, to establish and expand our business, and these investments may not result in an increase in revenue or positive cash flow on a timely basis, or at all.

We may not generate sufficient revenues or we may incur losses for a number of reasons, including lack of demand for BreastCheck and services, increasing competition, as well as other risks discussed herein, and we may incur unforeseen expenses, or encounter difficulties, complications and delays in generating revenue or achieving profitability. If we are unable to achieve profitability, we may have to reduce the scale of our operations, which may impact our business growth and adversely affect our financial condition and results of operations.

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We have a limited operating history.

We were formed on November 29, 2022 with no real activity until the commencement of 2023, though our proto-type “BreastCheck” product has been held privately for some time. We are continually revising and developing product.

You should consider our business and prospects in light of the risks and challenges we face as a new entrant into our industry, including, among other things, with respect to our ability to:

•	design and produce safe, reliable and quality products on an ongoing basis;
•	build a well-recognized and respected brand;
•	establish and expand our customer base;
•	successfully market BreastCheck but also our other products;
•	properly price our services, including our charging solutions and service package and successfully anticipate the take-rate and usage of such services by users;
•	improve and maintain our operational efficiency;
•	maintain a reliable, secure, high-performance and scalable technology infrastructure;
•	attract, retain and motivate talented employees;
•	anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and
•	navigate an evolving and complex regulatory environment.

If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected.

We have limited experience to date in high volume manufacturing of BreastCheck. We cannot assure you that we will be able to develop efficient, automated, cost-efficient manufacturing capability and processes, and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes required to successfully mass market BreastCheck.

Manufacturing in collaboration with partners is subject to risks.

BreastCheck is manufactured under license by third parties, and is subject to risks with respect to operations that are outside our control. We could experience delays to the extent our partners do not meet agreed upon timelines or experience capacity constraints. There is risk of potential disputes with partners, and we could be affected by adverse publicity related to our partners whether or not such publicity is related to their collaboration with us. Our ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of our partners’ BreastCheck. In addition, although we are involved in each step of the supply chain and manufacturing process, given that we also rely on our partners to meet our quality standards, there can be no assurance that we will successfully maintain quality standards.

We may be unable to enter into new agreements or extend existing agreements with thirdparty manufacturing partners on terms and conditions acceptable to us and therefore may need to contract with other third parties or significantly add to our own production capacity. There can be no assurance that in such event we would be able to partner with other third parties or establish or expand our own production capacity to meet our needs on acceptable terms or at all. The expense and time required to complete any transition, and to assure that BreastCheck is manufactured at facilities of new third-party partners comply with our quality standards and regulatory requirements, may be greater than anticipated. The occurrence of any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.

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BreastCheck product may not perform in line with customer expectations.

BreastCheck may not perform in line with customers’ expectations. For example, BreastCheck may not have the durability or longevity as we believe. Additionally, any product defects or any other failure of BreastCheck to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects. Furthermore, BreastCheck may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. If BreastCheck fails to perform as expected, we may need to delay deliveries, initiate product recalls and provide servicing or updates under warranty at our expense, which could adversely affect our brand in our target markets and could adversely affect our business, prospects and results of operations.

Any delays in the manufacturing and launch of the commercial production of BreastCheck in our pipeline could have a material adverse effect on our business.

Product manufacturers often experience delays in the design, manufacture and commercial release of new product models. We are planning to target a broader market with our future BreastCheck, and to the extent we need to delay the launch of BreastCheck, our growth prospects could be adversely affected as we may fail to grow our market share. We also plan to periodically perform facelifts or refresh existing models, which could also be subject to delays. Furthermore, we rely on third party suppliers for the provision and development of many of the key components and materials used in BreastCheck. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines. Any delay in the manufacture and launch of BreastCheck, could subject us to customer complaints and materially and adversely affect our reputation, demand for BreastCheck, results of operations and growth prospects.

Factors affecting competition include, among others, product quality and features, innovation and development time, pricing, reliability, safety, fuel economy, customer service and financing terms. Increased competition may lead to lower product unit sales and increased inventory, which may result in downward price pressure and adversely affect our business, financial condition, operating results and prospects. Our ability to successfully compete in our industry will be fundamental to our future success in existing and new markets and our market share. There can be no assurance that we will be able to compete successfully in our markets.

Our industry and its technology may be subject to unforeseen changes. Developments in alternative technologies may materially and adversely affect the demand for BreastCheck.

As our business develops, we may need to modify our business model or change our services and solutions. These changes may not achieve expected results, which could have a material adverse effect on our results of operations and prospects.

Furthermore, we may be unable to keep up with changes in product technology and, as a result, our competitiveness may suffer. Our research and development efforts may not be sufficient to adapt to changes in electric product technology. As technologies change, we plan to upgrade or adapt BreastCheck and introduce new models in order to continue to provide BreastCheck with the latest technology, which could involve substantial costs and lower our return on investment for existing BreastCheck. There can be no assurance that we will be able to compete effectively with alternative BreastCheck or source and integrate the latest technology into BreastCheck, against the backdrop of our rapidly evolving industry. Even if we are able to keep pace with changes in technology and develop new models, we are subject to the risk that our prior models will become obsolete more quickly than expected, potentially reducing our return on investment.

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We could experience cost increases or disruptions in supply of raw materials or other components used in BreastCheck.

We incur significant costs related to procuring raw materials required to manufacture and assembling BreastCheck. We use various raw materials in BreastCheck. The prices for these raw materials fluctuate depending on factors beyond our control including market conditions and global demand for these materials and could adversely affect our business and operating results.

Furthermore, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions may result in significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials or components would increase our operating costs, and could reduce our margins. In addition, a growth in popularity of BreastCheck without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to us or impact or prospects.

We are dependent on our suppliers.

Our product BreastCheck uses multiple parts which we source from numerous sources, some of whom are currently our single source suppliers for these components. The supply chain exposes us to multiple potential sources of delivery failure or component shortages. While we obtain components from multiple sources whenever possible, many of the components used in BreastCheck are purchased by us from a single source. Furthermore, qualifying alternate suppliers or developing our own replacements for certain highly customized components may be time consuming and costly. Any disruption in the supply of components, whether or not from a single source supplier, could temporarily disrupt production of BreastCheck until an alternative supplier is fully qualified by us or is otherwise able to supply us the required material and there can be no assurance that we would be able to successfully retain alternative suppliers or supplies on a timely basis, on acceptable terms or at all. Changes in business conditions, force majeure, governmental changes and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. Any of the foregoing could materially and adversely affect our results of operations, financial condition and prospects.

Our business and prospects depend significantly on our ability to build our product brands. We may not succeed in continuing to establish, maintain and strengthen the BreastCheck brand, and our brand and reputation could be harmed by negative publicity regarding our Company or products.

Our business and prospects are heavily dependent on our ability to develop, maintain and strengthen the “BreastCheck” brand. If we do not continue to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality products and services and engage with our customers as intended and we have limited experience in these areas. In addition, we expect that our ability to develop, maintain and strengthen the BreastCheck brand will also depend heavily on the success of our user development and branding efforts. Such efforts mainly include building a community of online and offline users engaged with us through our mobile application and BreastCheck as well as other branding initiatives such as our annual BreastCheck Day, and/or events. Such efforts may be non-traditional and may not achieve the desired results. To promote our brand, we may be required to change our user development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

In addition, if incidents occur or are perceived to have occurred, whether or not such incidents are our fault, we could be subject to adverse publicity. In particular, given the popularity of social media, including any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in our brand. In addition, from time to time, BreastCheck will be evaluated and reviewed by third parties.

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Our business depends substantially on the continuing efforts of our executive officers, key employees and qualified personnel, and our operations may be severely disrupted if we lose their services.

Our success depends on the continued efforts of our executive officers and key employees. If one or more of our executive officers or key employees were unable or unwilling to continue their services with us, we might not be able to replace them easily, in a timely manner, or at all. As we build our brand and become more well-known, the risk that competitors or other companies may poach our talent increases. Our industry is characterized by high demand and intense competition for talent and therefore we cannot assure you that we will be able to attract or retain qualified staff or other highly skilled employees. We also require sufficient talent in areas such as software development. Furthermore, as our Company is relatively young, our ability to train and integrate new employees into our operations may not meet the growing demands of our business which may materially and adversely affect our ability to grow our business and our results of operations.

If any of our executive officers and key employees terminates their services with us, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain qualified personnel. We have not obtained any “key person” insurance on our key personnel. If any of our executive officers or key employees joins a competitor or forms a competing Company, we may lose customers, know-how and key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement and a non-compete agreement with us. However, if any dispute arises between our executive officers or key employees and us, the non- competition provisions contained in their non-compete agreements may not be enforceable.

Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt BreastCheck.

Demand for our sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new BreastCheck and technologies. As our business grows, economic conditions and trends will impact our business, prospects and operating results as well. Demand for BreastCheck may also be affected by factors directly impacting product price or the cost of purchasing and operating products such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower product unit sales, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results.

In addition, the demand for BreastCheck and services will highly depend upon the adoption by consumers of new energy BreastCheck in general and BreastCheck in particular. The market for new energy BreastCheck is still rapidly evolving, characterized by rapidly changing technologies, price and other competition, evolving government regulation and industry standards and changing consumer demands and behaviors.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. The health industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event BreastCheck do not perform as expected or malfunction resulting in property damage, personal injury, etc. Our risks in this area are particularly pronounced given we have limited field experience of BreastCheck. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate negative publicity about BreastCheck and business and inhibit or prevent commercialization of our future product candidates which would have material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages may have a material adverse effect on our reputation, business and financial condition.

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We may need to defend ourselves against patent or trademark infringement claims, which may be time- consuming and would cause us to incur costs.

Companies, organizations or individuals, including our competitors, may claim to hold or obtain patents, trademarks or other proprietary rights that could limit or interfere with our ability to make, use, develop, sell or market BreastCheck, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. Our applications and uses of trademarks relating to our design, software could be found to infringe upon existing trademark ownership and rights.

In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease selling, incorporating certain components into, or using BreastCheck or offering goods or services that incorporate or use the challenged intellectual property;
•	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;
•	redesign BreastCheck or other goods or services; or
•	establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in negative publicity and diversion of resources and management attention.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, service marks, patents, domain names, trade secrets, proprietary technologies and similar intellectual property as critical to our success. We rely on trademark and patent law, trade secret protection and confidentiality and license agreements with our employees and others to protect our proprietary rights.

We have invested significant resources to develop our own intellectual property. Failure to maintain or protect these rights could harm our business. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation.

As our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could have a material and adverse effect on our business operations, financial condition and results of operations.

Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. It is also possible that the intellectual property rights of others could bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

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We may be subject to risks associated with strategic alliances or acquisitions.

We may in the future enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further our business purpose from time to time. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

In addition, although we have no current acquisition plans, if appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. Furthermore, future acquisitions and integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

If we fail to manage our growth effectively, we may not be able to market and sell BreastCheck successfully.

We have expanded our operations, and as we ramp up our production, further significant expansion will be required, especially in connection with potential increased sales, expansion of our product range. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include, among others:

•	managing a larger organization with a greater number of employees in different divisions;
•	controlling expenses and investments in anticipation of expanded operations;
•	establishing or expanding design, manufacturing, sales and service facilities;
•	implementing and enhancing administrative infrastructure, systems and processes; and
•	addressing new markets and potentially unforeseen challenges as they arise.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, results of operations and financial condition.

If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our Company and the market price of our Ordinary Shares may be adversely affected.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, financial condition and results of operations.

Headquarters Move

In November 2024, following shareholder approval, and in line with the EU Mobility Directive (Directive (EU) 2019/ 2121), the Company re-domiciled its headquarters from Cyprus to Ireland, and the Cyprus entity became a wholly owned subsidiary of the Irish registered Company Davion Healthcare Plc, now based in Cork. The Cyprus entity has been converted to a private limited Company, Davion Healthcare Ltd.

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Development and performance

The Company did not generate any turnover in this Consolidated Financial period, and as such, the operating loss for the period was €1,320,353.

On behalf of the board

/s/ Jack Kaye

Jack Kaye

Director

Date: August 1, 2025

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BUSINESS

Our Mission

Our mission is to afford early non-invasive detection of possible physical abnormalities including breast growths, testicular growths, blood flow and more.

Overview

Davion Healthcare Plc was originally incorporated in Cyprus as a public limited Company on November 29, 2022 and subsequently re-domiciled its Company headquarters to Ireland in September 2024, maintaining an operation in Cyprus with a wholly owned subsidiary Company based there. The move the Company from Cyprus to Ireland within the European Union community, where it can more easily focus on developing its range of home tests for a range of home test products, to identify potential medical conditions and provide early warning to enable further clinical examination where applicable.

The Company uses third party Research and Development (Universities and specialized companies) together with outsourced manufacturing and design, to make products, which are then patented (where applicable), manufactured, sold and internationally distributed through licensing agreements.

BUSINESS STRUCTURE

The business currently operates through the Plc and within that are a number of divisions specialising in different aspects of the Company’s product portfolio. Additionally, the Company has a wholly owned subsidiary in Cyprus – Davion Healthcare Ltd.

Our Competitive Strengths

We have focused our unique technologies on an exceptionally affordable home-based test system. Our strength as a Company at this early stage is twofold, that we possess our own IP, patents and technology; and that to date, there are no other known competitors attempting to utilize like-technologies.

BreastCheck

Davion Healthcare Plc specialises in the design, development, manufacture and global distribution of non-invasive home tests to provide early stage warning of health anomalies, including potential cancers.

Our first product for roll-out will be “BreastCheck”. BreastCheck is a non-invasive test for breast abnormalities. The test can be carried out at home and takes less than 15 minutes. The results are immediate and BreastCheck has been proven to be a reliable guide in the first stage identification of potential breast abnormalities While BreastCheck is not a replacement for a mammogram, it is an extremely effective first line investigative device. Indeed, the technology behind BreastCheck is FDA registered in the USA, and also registered with the relevant regulatory authorities in the EU and the UK.

BreastCheck is a safe, reliable, low-cost, and accurate way to routinely monitor for breast abnormalities and is intended to be used as an adjunct to established procedures for the detection of breast disease, such as clinical breast examination and mammography. Abnormalities within the breast frequently produce additional breast heat. BreastCheck averages temperature at three areas on each breast. By comparing the temperature of corresponding areas of one breast to the other, and entering the results on our Mobile App, results can be interpreted immediately. A non-invasive adjunct to mammograms in aiding early-stage diagnosis of breast abnormalities, through the use of measuring temperature differentials.

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The medical need for this product is overwhelming and undeniable. Breast cancer is the most common cancer among women worldwide, accounting for about 25% of all cancers in women. The incidence of breast cancer varies widely by region, with the highest rates typically seen in North America, Europe, and Australia. Breast cancer is less common in Asia and Africa, but the incidence is increasing in these regions due to increasing rates of westernization and urbanization.

There are several factors that can influence the incidence of breast cancer, including genetics, hormonal factors, lifestyle factors (such as diet, physical activity, and alcohol consumption), and reproductive history.

It is important to note that the incidence of Breast Cancer has been increasing over the past few decades in many countries, likely due to a combination of factors such as increased awareness and detection of the disease, as well as changes in risk factors such as later age at childbirth and increased use of hormone replacement therapy.

In the USA alone in 2022 the estimated population of women between the age of 20–70 was 333 Million.

Source: www.statista.com_Society_Demographics

In 2019, Europe recorded that there are over 200 million women in this age bracket.

Data sources: UNDESA, Eurostat, World Bank – World Development Indicators data.

According to the Centers for Disease Control and Prevention (CDC), about 240,000 cases of breast cancer are diagnosed in women in the United States each year.

The Breast Cancer Research Foundation estimates that in 2023, an estimated 297,790 new cases of invasive breast cancer will be diagnosed in women in the U.S.

The World Health Organization (WHO) reports that in 2020, there were 2.3 million women diagnosed with breast cancer globally.

Breast cancer is currently the most common cancer globally, accounting for 12.5% of all new annual cancer cases worldwide. Here are the American Cancer Society estimates for breast cancer just in the United States for 2022 - This information is provided by Breastcancer.org:

•	About 13% (about 1 in 8) of U.S. women are going to develop invasive breast cancer in the course of their life.

•	In 2022, an estimated 287,850 new cases of invasive breast cancer are expected to be diagnosed in women in the U.S., along with 51,400 new cases of non-invasive (in situ) breast cancer.

•	About 2,710 new cases of invasive breast cancer were expected to be diagnosed in men in 2022. A man’s lifetime risk of breast cancer is about 1 in 833.

•	As of January 2023, there are more than 3.8 million women with a history of breast cancer in the U.S. This includes women currently being treated and women who have finished treatment.

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•	Breast cancer is the most commonly diagnosed cancer among American women. In 2023, it’s estimated that about 30% of newly diagnosed cancers in women are going to be breast cancers.

•	Breast cancer incidence rates in the United States began decreasing in the year 2000, after increasing for the previous two decades. They dropped by 7% from 2002 to 2003 alone. One theory is that this decrease was partially due to the reduced use of hormone replacement therapy (HRT) by women after the results of a large study called the Women’s Health Initiative were published in 2002. These results suggested a connection between HRT and increased breast cancer risk. In recent years, incidence rates have increased slightly by 0.5% per year.

•	A woman’s risk of breast cancer nearly doubles if she has a first-degree relative (mother, sister, daughter) who has been diagnosed with breast cancer. Approximately 15% of women who get breast cancer have a family member diagnosed with it.

•	About 5% to 10% of breast cancers can be linked to known gene mutations inherited from one’s mother or father. Mutations in the BRCA1 and BRCA2 genes are the most common. On average, women with a BRCA1 mutation have up to a 72% lifetime risk of developing breast cancer. Women with a BRCA2 mutation have up to a 69% risk. Breast cancer that is positive for the BRCA1 or BRCA2 mutations tends to develop more often in younger women. An increased ovarian cancer risk is also associated with these genetic mutations. In men, BRCA2 mutations are associated with a lifetime breast cancer risk of about 6.8%; BRCA1 mutations are a less frequent cause of breast cancer in men.

•	About 85% of breast cancers occur in women who have no family history of breast cancer. These occur due to genetic mutations that happen as a result of the aging process and life in general, rather than inherited mutations.

•	The most significant risk factors for breast cancer are being a woman and getting older.

•	About 43,250 women in the U.S. are expected to die in 2022 from breast cancer. Breast cancer death rates have been decreasing steadily since 1989, for an overall decline of 43% through 2020. These decreases are thought to be the result of treatment advances and earlier detection through screening. However, the decline has slowed slightly in recent years.

•	Breast cancer is one of the leading causes of cancer-related death in women in the United States, second only to lung cancer.

Breast cancer is the most diagnosed cancer globally. It accounts for 1 in 4 cancer cases among women and is the leading cause of death from cancer in women. The estimated 2.2 million new cases indicate that one in every 10 cancers diagnosed in 2020 is breast cancer. In 2020, there were an estimated 684,996 deaths from breast cancer, with a disproportionate number of these deaths occurring in low-resource settings.

Survival rates for breast cancer are very high when the cancer is detected early and where treatment is available. Unfortunately, 50 to 80% of breast cancer cases are diagnosed at an advanced stage 2 in many low- and middle-income countries, when the cancer is more difficult to treat, is more expensive to do so, and is usually incurable.

Given these above statistics, and the fact that the near exclusive method of detecting and verifying breast formations today is a mammogram, it can only be assumed that there is a large and open market of women who would wish to monitor their health for potential breast anomalies in the privacy of their own home.

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FOOTFLOW

This is the second non-invasive home test product in our portfolio, utilizing the same proprietary technology platform as BreastCheck. FootFlow is specifically designed to diagnose Peripheral Arterial Disease (PAD) and Diabetes. Diabetes is estimated to affect approximately 530 million adults worldwide, with a global prevalence of 10.5 percent among adults aged 20 to 79 years [1,2]. Type 2 diabetes represents approximately 98 percent of global diabetes diagnoses, although this proportion varies widely among countries [3]. In an analysis of data from the National Health Interview Survey (2016 and 2017), the prevalence of diagnosed type 2 diabetes among adults in the United States was 8.5 percent [4]. Other national databases, such as the Center for Disease Control and Prevention Diabetes Surveillance System, reported in 2022 a prevalence of diagnosed diabetes of approximately 11.3 percent of adults (37.3 million people; 28.7 million with diagnosed diabetes, an estimated 8.5 million undiagnosed, and 95 percent of whom have type 2 diabetes) (Source: NIH, WHO, CDC)

Footflow is a non-invasive test for comparing skin temperature at your toes. The test can be carried out at home and takes 10 minutes. The results are almost immediate, and by comparing the resulting temperatures of the toes on the left foot to those on the right foot, results can be an early-stage guide for clinicians with respect to Peripheral Arterial Disease (PAD) and Diabetes.

Poor blood circulation in the feet, being a common symptom of both medical conditions.

FootFlow is a safe, reliable and accurate way to routinely monitor foot temperatures which can be used as an adjunct to established procedures for the detection and/or treatment of both PAD and Diabetes, amongst other medical conditions.

By comparing the temperature of the toes on each foot, and then entering the results either on our Mobile Application or our Website, the results can be interpreted almost immediately.

Individuals with diabetes for example may experience lower skin temperature in their toes, due to various factors associated with the condition. Diabetes can affect the blood vessels and nerves that supply the extremities, leading to a reduction in blood flow and damage to the nerves (peripheral neuropathy). This can result in a decrease in sensation and poor circulation in the feet, leading to cooler skin temperature.

PRODUCT DEVELOPMENT

We are currently working on further non-invasive home test products and are continually looking to improve and further develop our existing products.

As part of our product development regime, all products are both patented and trademarked where applicable. The Company also registers its products with the various regulatory or authorities such as in the USA (FDA), Europe (CE), and the United Kingdom (UKCA) to enable over the counter sales to be approved.

Intellectual Property

We have significant capabilities in the areas of product engineering, development and design. As a result, we have developed a number of proprietary systems and technologies. As a result, our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, including employee and third party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology. We intend to continue to file additional patent applications with respect to our technology.

Employees

As of June 1, 2025, we had no full-time employees.

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Insurance

We maintain Director & Officer liability insurance. We believe that our insurance coverage is adequate to cover our business at this stage.

Legal Proceedings

We are currently not a party to any legal or administrative proceedings and are not aware of any pending or threatened legal or administrative proceedings against us in any material respects. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

Plan of Distribution

This registration statement relates to a direct listing of our Ordinary Shares on the NASDAQ Global Market. No securities are being offered by the Company or by any selling shareholders. We are registering our outstanding Ordinary Shares solely for the purpose of enabling existing shareholders to permit trading on NASDAQ.

A designated FINRA-registered market maker has been engaged to initiate quotations and facilitate trading on the NASDAQ Global Market.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Director	Age	Title
Sir Eric Peacock	80	Non-Executive Chairman

Jack Kaye	72	Chief Executive Officer

David Over	62	Chief Commercial Officer

Kevin Riches	62	Non-Executive Director

Susan M King	62	Non-Executive Director

Julian F Sluyters	64	Non-Executive Director

Jack Kaye – Chief Executive Officer

With over 45 years business experience across the telecom, technology and healthcare sectors, Mr. Kaye established one of the first mobile phone network resellers in the early eighties which was sold on to Hutchison Whampoa and formed part of what became the Orange mobile phone network in the UK. Mr. Kaye is also on the boards of a number of private SME companies.

He is a Serial Entrepreneur and has a history of developing a number of successful businesses, many from a start-up position, and has held Executive positions including that of CEO, on the boards of a number of Private and Publicly Quoted Companies in both Europe and North America.

Jack is engaged as CEO of the Company under a service contract dated January 1, 2024.

Under the terms of this contract, he will after Admission be entitled to directors’ fees of €1,800,000 per annum. His contract can be terminated on 12 months’ notice from either party.

Sir Eric Peacock – Chairman (Non-Executive)

Sir Eric Peacock is the Chairman of IPro Sport Holdings Ltd (hydration drinks), Buckley Jewelry Ltd, Stevenage Packaging Ltd, Kingfisher Beer Europe Ltd and is the Senior Non-Executive Director of Bango Plc.

He was formerly a Non-Executive Director at the government business United Kingdom Export Finance and has previously sat on a number of other government boards namely United Kingdom Trade and Investment, Foreign and Commonwealth Office and the Department for Innovation and Skills.

He has a wide ranging experience of start up’s, turnarounds, financing, acquiring, disposal and floatation with a significant international background having run businesses in Australia, New Zealand, South Africa, France and Ireland. Sir Eric was knighted in 2003 for his services to International Trade.

He is also Chairman of the charity The Big Cat Sanctuary and the charities Uniqueness and The AB Trust both of which focus on disadvantaged children and young adults.

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David Over – Chief Commercial Officer

David has over 30 years of extensive international leadership serving at the C-Level for a variety of British and American companies. He has helped them transform and align their strategies, marketing, products, people and systems to accelerate breakthrough growth. He has held leadership positions as CEO, COO and CMO.

With a solid track record of success leading financial growth, digital transformations, operational change, building start-ups within global businesses, and rapidly developing businesses. David has been actively involved in development and funding of a number of public and private companies in the UK and USA.

Providing executive leadership across major business areas: Operations, Strategy, M&A, Marketing, Sales, Partnerships & Alliances across a variety of B2B and B2C sectors, including digital marketing, magazine publishing, fintech and environmental energy.

Kevin Riches – Non-Executive Director

Kevin has a background in starting, building and selling companies, in sectors ranging from technology re-manufacture and sales and mobile communication. He has a specialty in supporting and growing established businesses.

He has worked within management teams to help define and develop strategy and to bring new clients as a part of the growth and diversification strategy. Current businesses outside of Davion include The Big Issue Group, The Big Exchange and Adalta International.

Susan M King – Non-Executive Director

Ms. King is a Board Director, private investor, senior executive and advocate. She is a financial services executive with extensive experience in global asset management and investment banking.

Ms. King serves on several corporate and non-profit boards. She is an active investor in early-stage companies directly through her membership in Golden Seeds.

Ms. King earned a B.A. in Economics cum laude from Claremont McKenna College. She is based in New York.

Julian F. Sluyters – Non-Executive Director

Julian F. Sluyters has been in the financial services industry his entire career. He spent the first 10 years of his career in public accounting, where his primary industry focus was banks and asset management firms, and the mutual funds which they sponsored. For the past 30 years, Mr. Sluyters has served in various capacities working for several asset management firms. His roles have been varied. These include the CEO of a global mutual fund firm, CEO of a major European fund services company, and several asset management COO roles based in the United States. In connection with these roles, he has also served as the Chief Financial Officer of a large mutual fund complex, and the CEO and President for several fund complexes, both in the United States and Europe. He has a BS degree in accounting and finance from Lehigh University, Pennsylvania, USA. Mr. Sluyters is a certified public accountant (inactive) in the State of New York, USA.

Julian brings an unparalleled amount of Board experience, serving as the CEO for over 20 different mutual funds boards (in the US and Europe), as well as serving as an interested Trustee for over five different US and EU boards. Mr. Sluyters has been dealing with corporate boards for practically his entire professional career, which started in 1982. He also qualifies as an audit committee financial expert. Mr. Sluyters has a wealth of private equity and alternative asset class experience and currently serves on the advisory Board of EQX Biome, a New York-based biodiversity impact company focused on the mission of mobilizing financial markets towards protecting the world’s remaining biodiversity.  He is based in the United States.

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Julian Sluyters will also be acting as our “Financial Controller” for the time being, supported by the Audit Committee and by our external reporting accountants and of course our auditors.

Save as disclosed, no Director has in the 5 years prior to the date of this Admission Document:

1.	had any convictions in relation to fraudulent offences;

2.	been a director or a member of the administrative, management or supervisory body of any company which has been placed in receivership or liquidation whilst he was acting in that capacity for that company;

3.	been a partner in or a member of the administrative, management or supervisory body of any partnership placed into liquidation where such director was a partner or a member of the administrative, management or supervisory body at the time of or within the 12 months preceding such event;

4.	been the subject of any official public incrimination and/or sanctions by statutory or regulatory authorities (including designated professional bodies) or been disqualified by a court from acting as a member of the administrative, management or supervisory body of any entity or from acting in the management or conduct of the affairs of any entity.

Board of Directors

Our board of directors will consist of six directors upon the SEC’s declaration of the effectiveness of our registration statement on Form F-1. A director is not required to hold any shares in our Company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested provided (a) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the Company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the Company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee’s functions are described below.

The audit committee (comprising of Sir Eric Peacock, Susan M King and Julian F Sluyters) will oversee our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual Reviewed financial statements with management and the independent auditors;

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•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

The compensation committee (comprising of Susan M King, Kevin Riches and Sir Eric Peacock) will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

The nominating and corporate governance committee comprising of Sir Eric Peacock, Jack Kaye and Kevin Riches) will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•	advising the board periodically with regard to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Ireland law, our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

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Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our Company and mortgaging the property of our Company; and

•	approving the transfer of Ordinary Shares in our Company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) is found by our Company to be or becomes of unsound mind.

Agreements and Indemnification Agreements

We have entered into executive agreements with each of our two executive officer, Jack Kaye and David Over. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

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We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Compensation of Directors and Executive Officers

Currently in 2025 the Chief Executive Officer and the Chief Commercial Officer receive under service contracts a combined annual income in total of €3,000,000.

The Company has four non-executive Directors whose remuneration will commence on listing of the Company’s Ordinary Shares and will receive a combined annual income of €600,000.

No monies have been set aside or accrued to provide pension, retirement or other similar benefits to any of our executive officers and non-executive directors. The Company has no employees.

Equity Incentive Plan

2025 Executive Director Equity Incentive Plan

In January 2025 an Equity Incentive Plan was adopted for our Chief Executive and our Chief Commercial Officer enabling each to have share options in the amount of 3 million Ordinary Shares at a 30% discount to market price at the time of each grant dates. Such option dates being 1st September 2026, 2027 and 2028, with each date vesting 33.3% of the total options allocated to each executive, with eligibility to take up each grant date option in a period of up to 5 years from the grant dates. The trigger for the equity incentive plan requires an annual growth of EPS (Trailing) of at least 5% over the 3-year period.

No Equity incentive plan has yet been drawn up for Non-Executive Directors.

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PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our Ordinary Shares as of the date of this prospectus by:

Shareholders with 5% or more of the issued share capital.

Entity	Shares	Total	Percentage
Rallinson Ltd	Direct	3,860,530	15.44%
Rallinson Corp.	Direct	1,245,000	4.98%

The Beneficial Owner of both Rallinson Ltd and Rallinson Corp is Mr. Jack Kaye, and the above two shareholdings are shown above as they add to Jack Kaye’s collective shareholding.

Our CEO Jack Kaye is also a shareholder in his own right in Davion Healthcare Plc, as shown below.

We are not aware of any arrangement that may, result in a change of control of our Company.

AFFILIATE SHAREHOLDERS

Director	Number of Ordinary shares held	Percentage of Share Capital
Sir Eric Peacock	10,000	0.04%

Jack Kaye	5,163,418	20.65%

David Over	1,217,000	4.86%

Kevin Riches	5,000	0.02%

Susan King	5,000	0.02%

Julian F Sluyters	5,000	0.02%

RELATED PARTY TRANSACTIONS

Malbrite Ltd, a company owned by Jack Kaye, our CEO, has provided ongoing financial support for the Company since its inception. We have not raised any money to date, and continue to rely on the support of our CEO until such times as revenue from payments relating to product licensing agreements and ongoing sales royalties commence later in 2025.

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DESCRIPTION OF SHARE CAPITAL

We are an exempted Company incorporated under the laws of Ireland and our affairs are governed by our amended & restated memorandum and articles of association, the Companies Law 2014 of Ireland, which we refer to as the Companies Law below and the common law of Ireland.

As of the date of this prospectus, our authorized share capital is €1,000,000 Euros, representing 100,000,000 ordinary Shares with a par value of €0.01 each. As of the date of this filing, 25,000,000 ordinary Shares are issued and outstanding. All of our issued and outstanding ordinary are fully paid.

The Company’s Ordinary Shares are identified under the CUSIP number G27599 102. Our transfer agent and registrar in the United States is VStock Transfer, LLC. All shares listed on NASDAQ are held in book-entry form through DTC.

All of the Company’s Ordinary Shares to be listed on Nasdaq will be held in book-entry form through the facilities of DTC, with Cede & Co. as the nominee of DTC.

Our Memorandum and Articles

The following are summaries of certain material provisions of the memorandum and articles of association, and of the Companies Law, insofar as they relate to the material terms of our Ordinary Shares.

Objects of Our Company. Under our memorandum and articles of association, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of Ireland.

Ordinary Shares. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearers. Our shareholders who are non-residents of Ireland may freely hold and vote their Ordinary Shares. Our articles exclude any pre-emption rights relating to transfer of shares or new issues of shares. The Company has only one class of shares, namely Ordinary Shares.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under the laws of Ireland, our Company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. An ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of our Company,

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association. Holders of the Ordinary Shares may, among other things, divide or combine their Ordinary Shares by ordinary resolution.

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General Meetings of Shareholders. Our memorandum and articles of association provide that we hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by a majority of our board of directors. Advance notice of at least twenty-one calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least two shareholders present or by proxy.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third of the votes attaching to the outstanding Ordinary Shares of our Company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Liquidation. On the winding up of our Company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the Ordinary Shares held by them at the commencement of the winding up, subject to a deduction from those Ordinary Shares in respect of which there are monies due, of all monies payable to our Company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the Ordinary Shares held by them.

Issuance of Additional Ordinary Shares. Our memorandum of association allows our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine to the extent of available authorized but unissued shares.

This also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.

Inspection of Books and Records. Holders of our Ordinary Shares will have no general right under Ireland law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual Reviewed financial statements. See “Where You Can Find Additional Information.”

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Anti-Takeover Provisions. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Ireland law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Differences in Corporate Law

The Irish Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Irish companies and between Irish companies and non-Irish companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving Company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated Company and the vesting of the undertaking, property and liabilities of such companies to the consolidated Company. In order to effect such a merger or consolidation, the directors of each constituent Company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent Company, and (b) such other authorization, if any, as may be specified in such constituent Company’s articles of association. The plan must be filed with the Registrar of Companies of Ireland together with a declaration as to the solvency of the consolidated or surviving Company, a list of the assets and liabilities of each constituent Company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent Company and that notification of the merger or consolidation will be published in Ireland Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

Indemnification of Directors and Executive Officers and Limitation of Liability. The Companies law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. Our memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in Ireland or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

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SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, we have registered 25,000,000 Ordinary Shares, all of which are fully paid and may be listed and traded on the NASDAQ Global Market.

There is currently no market for the Ordinary Shares. We have applied to the Nasdaq Global Market to have the Ordinary Shares listed under the symbol “DAVI” and will be subject to approval of our securities for listing.

Because we are not offering any new securities in connection with this registration statement, and all of the Ordinary Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), the Ordinary Shares issued will generally be freely tradable in the United States, except for those held by our “affiliates” as defined in Rule 144 under the Securities Act.

Rule 144

Affiliates of the Company, including directors, officers, and significant shareholders, may only sell their Ordinary Shares in the United States pursuant to the resale limitations of Rule 144, which include volume limitations, manner of sale requirements, and the availability of current public information about the Company.

Non-affiliate shareholders who have not been affiliates during the preceding 90 days may resell their shares freely without restriction under Rule 144, provided they have held their shares for at least six months, assuming we remain a reporting Company under the Exchange Act and meet the current public information requirement.

Lock-Up Restrictions

Certain of our directors and executive officers have agreed to a lock-up period during which they will not sell or transfer their Ordinary Shares without the prior written consent of the Company. These lock-up agreements expire 90 days following the date on which our Ordinary Shares are listed on NASDAQ.

Following the expiration of any lock-up periods and subject to the restrictions described above and applicable securities laws, all of our Ordinary Shares registered herein may be converted into Ordinary Shares and sold publicly.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this registration is eligible to resell those Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

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TAXATION

The following summary of the material Ireland and U.S. federal income tax consequences of an investment in the Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than Ireland and the United States.

Ireland Taxation

Ireland currently levies 12.5% on profits of corporations. based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of Ireland, except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of Ireland. Ireland is a party to double tax treaties with both the USA and the United Kingdom. There are no exchange control regulations or currency restrictions in Ireland.

Payments of dividends and capital in respect of our Ordinary Shares and Ordinary Shares may be subject to taxation in Ireland, however non-Irish resident holders can usually claim an exemption or a refund of any Irish Dividend withholding tax (DWTT).s derived from the disposal of our Ordinary Shares or Ordinary Shares.

No stamp duty is payable in respect of the issue of the shares or Ordinary Shares, but an instrument of transfer in respect of a share may incur 1% stamp duty dependent on whether the transaction relates to an Irish or non-Irish resident holder, or whether it is exempt through exemptions where trading takes place on a regulated approved market such as NASDAQ.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the Ordinary Shares by a U.S. Holder (as defined below) that acquires the Ordinary Shares in this registration and holds the Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, alternative minimum tax, and other non-income tax considerations or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of the Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

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•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•	holders who acquire their Ordinary Shares pursuant to any employee share option or otherwise as compensation;

•	investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	investors that have a functional currency other than the U.S. dollar;

•	investors subject to special tax accounting rules as a result of any item of gross income with respect to Ordinary Shares being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons that actually or constructively own 10% or more of our stock (by vote or value); or

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Ordinary Shares through such entities.

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of the Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Ordinary Shares or our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding Ordinary Shares or our Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in the Ordinary Shares or our Ordinary Shares.

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Dividends

Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions paid on the Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Ordinary Shares.. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on the Ordinary Shares will not be eligible for the dividends received deduction allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) the shares are readily tradeable on an established securities market in the United States, (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect the Ordinary Shares, which we have applied to list on the NASDAQ, will be readily tradeable on an established securities market in the United States. There can be no assurance, however, that the shares will be considered readily tradeable on an established securities market in later years.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such Ordinary Shares. Any capital gain or loss will be long-term if the Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of the Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds the Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition of Ordinary Shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

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•	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds Ordinary Shares and any of our SUBSIDIARY, our variable interest entities or any of the SUBSIDIARY of our variable interest entities is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our SUBSIDIARY, our variable interest entities or any of the SUBSIDIARY of our variable interest entities.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded. For those purposes, the Ordinary Shares, but not our Ordinary Shares, will be treated as marketable stock upon their listing on the NASDAQ. We anticipate that the Ordinary Shares should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns Ordinary Shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of your Ordinary Shares if we are or become a PFIC.

Our directors, officers and holders of more than 5% of the Company’s outstanding Ordinary Shares as of the effective date of the registration statement have agreed, subject to certain exceptions, to a ninety day “lock-up” period from the effective date of the registration statement of which this prospectus forms a part with respect to the Ordinary Shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that are currently outstanding or which may be issued

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PLAN OF DISTRIBUTION

This registration statement is being filed in connection with a direct listing of the Ordinary Shares of Davion Healthcare Plc.

This is not an initial public offering.

We are not offering any new securities. No underwriters have been engaged for this registration. The Company will not receive any proceeds from the registration of its Ordinary Shares, and there are no selling shareholders in this registration statement.

In order to comply with NASDAQ Global Market listing requirements, the Company has appointed a FINRA-registered market maker to facilitate the opening of trading and to provide continuous bid and ask quotations. The market maker has been engaged solely for the purpose of supporting a direct listing and is not acting as an underwriter or placement agent in connection with any securities sale.

The Company is not engaging any underwriters and has not conducted any bookbuilding process. The listing will occur as a direct listing, and the opening trading price will be determined by buy and sell orders collected by Nasdaq's designated market maker.

The initial public trading price will be determined by market supply and demand, based on investor interest and trading in the open market. There is no fixed price or offering price associated with this registration.

All the 25,000,000 Ordinary Shares in issue will be eligible to trade on the NASDAQ Global Market subject to restrictions for affiliates and those subject to Rule 144.

The Company has appointed VStock Transfer, LLC as its transfer agent and registrar in the United States. VStock will also handle coordination with the Depository Trust Company (DTC) and Cede & Co. for electronic trading and settlement of our Ordinary Shares on NASDAQ.

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LEGAL MATTERS

We are being represented by the Law offices of David E Price with respect to certain legal matters as to United States federal securities compliance and New York State law, and in Ireland by RDJ LLP Solicitors in respect of Irish Law matters, who have both rendered opinions as required where applicable in respect of US Securities law compliance, valid issuance of Ordinary Shares, and Irish law matters including the exemption of Irish stamp Duty on NASDAQ share trades of the company’s Ordinary Shares.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Ireland to take advantage of certain benefits associated with being an Ireland Company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages a Company incorporation in Ireland. These disadvantages include but are not limited to:

•	Ireland has a less developed body of securities laws as compared to the United States and these securities laws provide less protection to investors as compared to the United States; and

•	Ireland companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

We have appointed David Price, Bethesda, MA as our agent to receive service of process with respect to any action brought against us in the U.S. in connection with this registration under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this registration under the securities laws of the State of New York.

We have been advised that the courts of Ireland are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in Ireland, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in Ireland of judgments obtained in the United States, the courts of Ireland will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in Ireland, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Ireland judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of Ireland (awards of punitive or multiple damages may well be held to be contrary to public policy of Ireland). An Ireland Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

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EXPERTS

The Consolidated Financial statements as of December 31, 2024, and 2023 appearing in this Registration Statement have been audited by WithumSmith+Brown, PC, an independent USA registered PCAOB accounting firm, as set forth in its report thereon appearing elsewhere herein and are included in the reliance upon such report given on the authority of such firm as experts in accounting and auditing. Their address is WithumSmith+Brown, PC 1835 Market Street, Suite 1710, Philadelphia, PA, 19103-2945, USA.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the Ordinary Shares.

Immediately upon the effectiveness of the registration statement on Form F-1, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish all shareholders with our annual reports, which will include a review of operations and annual Reviewed consolidated combined financial statements prepared in conformity with U.S. IFRS, and all notices of shareholders’ meetings and other reports and communications.

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INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023 Audited Consolidated Financial Statements

Notes to the Consolidated Financial Statements

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CONSOLIDATED FINANCIAL STATEMENTS APPENDIX

Company registration number 772522 (Republic of Ireland)

DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

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DAVION HEALTHCARE PLC AND SUBSIDIARY

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Davion Healthcare Plc and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Davion Healthcare Plc and Subsidiary (the “Company”) as of December 31, 2024, 2023, and 2022, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, 2023, and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

Philadelphia, Pennyslvania

August 1, 2025

PCAOB ID Number 100

F-1

DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

		YEAR ENDED DECEMBER 31,
	Notes	2024	2023

Administrative expenses		€(1,312,194)	€(2,292,734)
Research and development expenses		(8,159)	(3,015,598)
Operating loss	4	(1,320,353)	(5,308,332)
Income tax expense	6	–	–
Loss and total comprehensive loss for the year		€(1,320,353)	€(5,308,332)
Net loss per common share:
Basic and diluted		€(0.06)	€(0.35)
Weighted-average common shares outstanding:
Basic and diluted		22,909,836	15,257,794

The notes are an integral part of these consolidated financial statements.

F-2

DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		DECEMBER 31,
	Notes	2024	2023	2022

ASSETS
Non-current assets
Intangible assets	7	€65,000,000	€65,000,000	€–
Current assets
VAT receivable	9	8,138	331	–
Advances to related parties		–	–	122,585
Cash and cash equivalents		11	679	–
		8,149	1,010	122,585
Total assets		€65,008,149	€65,001,010	€122,585

EQUITY
Share capital	16	€250,000	€200,000	€122,585
Share premium	17	71,347,078	64,877,415	–
Deficit		(6,628,685)	(5,308,332)	–

Total equity		€64,968,393	€59,769,083	€122,585

LIABILITIES
Non-current liabilities
Advances from related parties	11	€–	€4,631,670	€–
Current liabilities
Trade and other payables	15	39,756	600,257	–

Total liabilities		39,756	5,231,927	–

Total equity and liabilities		€65,008,149	€65,001,010	€122,585

The notes are an integral part of these consolidated financial statements.

The Consolidated Financial statements were approved by the board of directors and authorised for issue on August 1, 2025 and are signed on its behalf by:

/s/ Jack Kaye	/s/ David Paul Alexander Over
Jack Kaye	David Paul Alexander Over
Director	Director

Company registration number 772522

F-3

DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Notes	Share capital	Share premium	Deficit	Total

Balance at December 31, 2022		€122,585	€–	€–	€122,585
Loss and total comprehensive income for the period		–	–	(5,308,332)	(5,308,332)
Exchange of issued shares for Intangible Assets		–	64,877,415	–	64,877,415
Transactions with Owners in their capacity as owners: Issue of share capital	16	77,415	–	–	77,415

Balance at December 31, 2023		€200,000	€64,877,415	€(5,308,332)	€59,769,083
Loss and total comprehensive income for the year		–	–	(1,320,353)	(1,320,353)
Transactions with Owners in their capacity as owners: Shares issued for repayment of advances and salaries	16	5,982	5,594,018	–	5,600,000
Shares issued for payment of trade and other payables	16	44,018	875,645	–	919,663

Balance at December 31, 2024		€250,000	€71,347,078	€(6,628,685)	€64,968,393

The notes are an integral part of these consolidated financial statements.

F-4

DAVION HEALTHCARE PLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

		YEAR ENDED DECEMBER 31,
	Notes	2024	2023

Cash flows from operating activities:
Net loss	21	€(1,320,353)	€(5,308,332)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Changes in operating assets and liabilities:
Increase in VAT Receivable		(7,807)	(331)
Increase in amount due to related parties		890,915	4,709,085
Increase in trade and other payables		436,577	600,257
Net cash (used in)/provided by operating activities		(668)	679

Net cash from investing activities		–	–

Net cash from financing activities		–	–
Net (decrease)/increase in cash and cash equivalents		(668)	679
Cash and cash equivalents at beginning of year		679	–
Cash and cash equivalents at end of year		€11	€679

Non cash investing and financing activities:		–	–
Shares issued for amounts due to related parties		€5,600,000	€–
Shares issued for trade and other payables		€876,582	€–
Shares issued for intangible assets		€65,000,000	€–

The notes are an integral part of these consolidated financial statements.

F-5

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

Company information

Davion Healthcare Plc (“the Company) was incorporated in the Republic of Cyprus on 29 November 2022 as a Public Company and re-registered in Ireland as a Public Limited Company on 25 September 2024. Davion Healthcare Plc is a healthcare company that specialises in inventing and commercialising innovative medical technologies, pharmaceutical products and healthcare services.

1	Material accounting policies Company information

Davion Healthcare Plc (“the Company) was incorporated in the Republic of Cyprus on 29 November 2022 as a Public Company and re-registered in Ireland as a Public Limited Company on 25 September 2024. Davion Healthcare Plc is a healthcare company that specialises in inventing and commercialising innovative medical technologies, pharmaceutical products and healthcare services.

1.1       Reporting period

These Consolidated Financial statements cover the financial year ended December 31, 2024 and 2023.

1.2       Accounting convention

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These are the Company’s first annual financial statements prepared in accordance with IFRS and are in compliance with the requirements of IFRS.

The consolidated financial statements are prepared in euros, which is the functional currency of the Company. Monetary amounts in these financial statements are rounded to the nearest euro.

The consolidated financial statements have been prepared under the historical cost convention. The principal accounting policies adopted are set out below.

The consolidated financial statements consist of the financial statements of the parent Company, Davion Healthcare Plc, together with its wholly owned subsidiary, Davion Healthcare Ltd.

All consolidated financial statements are made up to December 31, 2024 and 2023. Where necessary, adjustments are made to the financial statements of subsidiary to bring the accounting policies used into line with those used by other members of the Company.

All intra-company transactions, balances and unrealised gains on transactions between the company and its subsidiary are eliminated on consolidation. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

F-6

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

1.3       Liquidity

The Company incurred a loss of €1,320,353 during the first Consolidated Financial period, and, as of December 31, 2024 the Company’s current liabilities exceeded its current assets by €31,607. The Company has received a Letter of Support from its Chief Executive Officer stating that that he will continue to support the Company for a period of 12 months from the approval of these consolidated financial statements.

The Company also expects that it will have the necessary surplus to repay the debt towards the Chief Executive Officer that was incurred up to the end of the first consolidated financial period.

Management has evaluated whether there are any material uncertainties that cast significant doubt on the entity’s ability to continue as a going concern. This includes consideration of:

•	The expected timing and risk associated with initial revenue generation.
•	The robustness of the shareholder support.
•	The adequacy of the current and forecasted cash position to meet obligations as they fall due.

Having considered all relevant factors, management does not believe that any material uncertainties exist that would cast significant doubt on the entity’s ability to continue as a going concern.

1.4       Intangible assets other than goodwill

Intellectual Property Rights acquired separately are measured on initial recognition at cost. Following initial recognition, Intellectual Property Rights may be carried at a revalued amount (based on fair value) less any subsequent amortisation and impairment losses if fair value can be determined by reference to an active market. Under the revaluation model, revaluation increases are recognised in other comprehensive income and accumulated in the “Revaluation surplus” within equity except to the extent that they reverse a revaluation decrease previously recognised in profit and loss. If the revalued intangible has a finite life and is therefore subject to amortisation, the revalued amount is amortised.

Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life is reviewed at least at each financial year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the assets are accounted for by changing the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in profit or loss in the expense category consistent with the function of the intangible asset.

F-7

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

Intangible assets with indefinite useful lives are tested for impairment annually either individually or at the cash generating unit level. Such intangibles are not amortised. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether the indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is made on a prospective basis.

An intangible asset is derecognised on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognised in profit or loss when the asset is derecognised.

1.5       Impairment of tangible and intangible assets

At each reporting end date, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment annually, and whenever there is an indication that the asset may be impaired.

The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pretax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

1.6       Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks, other short-term liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities. Cash and cash equivalents are carried at amortised cost because (i) they are held for collection of contractual cash flows and those cash flows represent sole payments of principal and interest, and (ii) they are not designated at Fair Value Through Profit and Loss.

F-8

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

1.7       Financial assets

Financial assets are recognised in the Company’s consolidated statement of financial position when the Company becomes party to the contractual provisions of the instrument. Financial assets are classified into specified categories, depending on the nature and purpose of the financial assets.

All purchases and sales of financial assets that require delivery within the time frame established by regulation or market convention (“regular way”) purchases and sales) are recorded at trade date, which is the date when the Company commits to deliver a financial instrument. All other purchases and sales are recognised when the entity becomes a party to the contractual provisions of the instrument.

Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership.

Financial assets at fair value through profit or loss

IFRS 13 establishes a single source of guidance for all fair value measurements. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. The resulting calculations under IFRS 13 affected the principles that the Company uses to assess the fair value, but the assessment of fair value under IFRS 13 has not materially changed the fair values recognised or disclosed. IFRS 13 mainly impacts the disclosures of the Company. It requires specific disclosures about fair value measurements and disclosures of fair values, some of which replace existing disclosure requirements in other standards.

Financial assets held at amortised cost

Financial instruments are classified as financial assets measured at amortised cost where the objective is to hold these assets in order to collect contractual cash flows, and the contractual cash flows are solely payments of principal and interest. They arise principally from the provision of goods and services to customers (e.g, trade receivables). They are initially recognised at fair value plus transaction costs directly attributable to their acquisition or issue, and are subsequently carried at amortised cost using the effective interest rate method, less provision for impairment where necessary.

Impairment of financial assets

Financial assets carried at amortised cost and Fair Value Through Other Comprehensive Income are assessed for indicators of impairment at each reporting end date.

The expected credit losses associated with these assets are estimated on a forward-looking basis. A broad range of information is considered when assessing credit risk and measuring expected credit losses, including past events, current conditions, and reasonable and supportable forecasts that affect the expected collectability of the future cash flows of the instrument.

F-9

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

For trade receivables, the simplified approach permitted by IFRS 9 is applied, which requires expected lifetime losses to be recognised from initial recognition of the receivables.

Derecognition of financial assets

Financial assets are derecognised only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership to another entity.

1.8       Financial liabilities

The Company recognizes financial debt when the Company becomes a party to the contractual provisions of the instruments. Financial liabilities are classified as either “financial liabilities at fair value through profit or loss” or “other financial liabilities.”

Other financial liabilities

Other financial liabilities, including borrowings, trade payables and other short-term monetary liabilities, are initially measured at fair value net of transaction costs directly attributable to the issuance of the financial liability. They are subsequently measured at amortised cost using the effective interest method. For the purposes of each financial liability, interest expense includes initial transaction costs and any premium payable on redemption, as well as any interest or coupon payable while the liability is outstanding.

Derecognition of financial liabilities

Financial liabilities are derecognised when, and only when, the Company’s obligations are discharged, cancelled, or they expire.

1.9       Equity instruments

Equity instruments issued by the Company are recorded at the proceeds received, net of direct issue costs. Dividends payable on equity instruments are recognised as liabilities once they are no longer at the discretion of the Company.

1.10    Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the consolidated income statements because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting end date.

F-10

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences, and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences, can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

As at December 31, 2024, the Group had unutilised corporation tax assets of €828,586 (2023: €663,542) available for offset against future taxable profits. These losses arise in the Cyprus tax jurisdiction and may be carried forward indefinitely under local tax legislation. In accordance with IAS 12 – Income Taxes, no deferred tax asset has been recognised in respect of these losses due to the uncertainty regarding the availability of sufficient future taxable profits against which the losses can be utilised. Management will continue to assess the recoverability of these tax losses and will recognise a deferred tax asset when it is considered probable that future taxable profits will be available.”

1.11    Foreign exchange

Transactions in currencies other than euros are recorded at the rates of exchange prevailing at the dates of the transactions. At each reporting end date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing on the reporting end date. Gains and losses arising on translation in the period are included in profit or loss.

1.12    Research and development costs

Research expenditures are written off against profits in the year in which it is incurred. Identifiable development expenditure is capitalised to the extent that the technical, commercial and financial feasibility can be demonstrated.

1.13    Segments

The Company has been operating as a single segment for financial reporting purposes since its inception. The Chief Operating Decision Maker is the CEO. He is responsible for making all decisions regarding the use of capital.

2	Adoption of new and revised standards and changes in accounting policies

At the date of approval of these Consolidated Financial statements, certain new and revised standards and interpretations had been issued by the International Accounting Standards Board but were not yet effective.

The Company is currently evaluating the potential impact of these standards on its financial statements. The effect, if any, of the adoption of these standards will be assessed and reflected in the period in which they are adopted.

F-11

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

3	Critical accounting estimates and judgements

In the application of the Company’s accounting policies, the directors are required to make judgements, estimates and assumptions about the carrying amount of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised, if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The estimates and assumptions which have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities are outlined below.

(1)	Impairment of intangible assets

Intangible assets are initially recorded at acquisition cost and are amortized on a straight-line basis over their useful economic life. Intangible assets that are acquired through a business combination are initially recorded at fair value at the date of acquisition. Intangible assets with indefinite useful lives are reviewed for impairment at least once per year. The impairment test is performed using the discounted cash flows expected to be generated through the use of the intangible assets, using a discount rate that reflects the current market estimations and the risks associated with the asset. When it is impractical to estimate the recoverable amount of an asset, the Company estimates the recoverable amount of the cash generating unit in which the asset belongs to.

(2)	Going concern basis

Management has made an assessment of the Company’s ability to continue as a going concern.

4	Operating loss

	2024	2023
	€	€
Operating loss for the year is stated after charging/(crediting):
Exchange gains	(2)	(181)
Research and development costs	8,159	3,015,598

F-12

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

5	Employees

The average monthly number of persons (excluding directors) employed by the Company during the year was:

	2024	2023
	Number	Number
Total	–	–

6	Income tax expense

The charge for the year can be reconciled to the loss per the income statements as follows:

	2024	2023
	€	€
Loss before taxation	(1,320,353)	(5,308,332)
Expected tax credit based on a corporation tax rate of 12.50% (2023: 12.50%)	165,044	663,542
Tax benefits not recognized	(165,044)	(663,542)
Net deferred tax asset for the year	–	–

7	Intangible assets

Acquisition and Initial Recognition

During the year ended December 31, 2023, the Company acquired certain intellectual property rights at the initial fair value of €65 million in exchange for 12,258,458 shares. These rights were recognized as intangible assets in accordance with the requirements of IAS 38 – Intangible Assets and measured initially at cost.

Subsequent Development Activities and Regulatory Approval

In 2024, the Company invested further in the enhancement and development of the intellectual property; however, none of these costs met the recognition criteria under IAS 38 due to there being no active market in accordance with “IAS” 38. These costs primarily related to technical refinement and commercialization readiness.

F-13

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

During the same period, Footflow and ThermaDerm were added to the portfolio and the regulatory registration for BreastCheck, Testic, Footflow and ThermaDerm was established with the U.S. Food and Drug Administration (FDA), the EU under the CE mark, and the UK Regulatory authority under the UKCA mark, enabling future commercialisation of the related products. These intangible assets were tested for impairment under IAS 36 – Impairment of Assets, and no impairment losses were identified as of December 31, 2024 or December 31, 2023.

Valuation Assessment

An independent third-party valuation was conducted in 2024, estimating the fair value of the intellectual property at €260 million. The valuation incorporated:

•	The impact of regulatory approval and technical milestones;
•	Updated assumptions around market potential and future cash flows;
•	A significant distribution agreement entered into during 2024 that supports commercial forecasts; and
•	This valuation, while not recognized in the Consolidated Financial statements, reflects management’s view of the asset’s economic potential.

Measurement Basis and Accounting Policy Application

In accordance with IAS 38, in respect of the intellectual property held by the Company, the cost model continues to be applied.

As at December 31, 2024, the asset is carried at cost, plus capitalized development expenditures, less accumulated amortization and any impairment losses, if applicable.

The carrying amount of the intellectual property as of December 31, 2024, was €65 million (2023: €65 million). Amortization of the asset will commence when the underlying products are available for use. BreastCheck is expected to be available in the second half of 2025.

Impairment Assessment and Recoverability

Consistent with the Company’s policy under IAS 36, the asset was reviewed for impairment at the reporting date. The recoverable amount, based on a value-in-use model incorporating cash flow projections and commercial assumptions, was higher than the carrying amount. No impairment loss was recorded.

F-14

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

Management Commentary

While the fair value of the asset, as assessed by a third-party valuation, significantly exceeds its carrying value, this difference is not recognized in the statement of financial position due to the absence of an active market. The Company believes this asset will contribute materially to revenue and operating income from 2025 onwards, upon commercial launch of related products.

	Initial Recognition	Revaluation for the period	Fair Value
	€	€	€
BreastCheck IP Rights	60,000,000	0.00	60,000,000
Tricos IP Rights	1,000,000	0.00	1,000,000
Testic IP Rights	1,000,000	0.00	1,000,000
Davion Masks IP Rights	1,500,000	0.00	1,500,000
Bio-Genex IP Rights	1,000,000	0.00	1,000,000
Merit IP Rights	500,000	0.00	500,000
Total	65,000,000	0.00	65,000,000

During the years ended December 31, 2024 and 2023, there was no amortization of these Intellectual Property Rights as they have indefinite useful life and are not subject to amortisation during the period.

Intellectual Property Rights
€
Cost

Additions	65,000,000

At December 31, 2023	65,000,000

At December 31, 2024	65,000,000

Carrying amount

At December 31, 2024	65,000,000

At December 31, 2023	65,000,000

F-15

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

8	Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the reporting date. The Company has policies in place to ensure that sales of products and services are made to customers with an appropriate credit history and monitors on a continuous basis the ageing profile of its receivables. Cash balances are held with high credit quality financial institutions, and the Company has policies to limit the amount of credit exposure to any financial institution.

Except as detailed below, the carrying amount of financial assets recorded in the financial statements, which is net of impairment losses, if any, represents the Company’s maximum exposure to credit risk.

Maximum credit risk

	2024	2023	2022
	€	€	€

Cash and cash equivalents	11	679	–

The Company does not hold any collateral or other credit enhancements to cover this credit risk.

9	VAT Recoverable

	2024	2023	2022
	€	€	€

VAT recoverable	8,138	331	–

10	Trade receivables - credit risk

Fair value of trade receivables

The directors consider that the carrying amount of trade and other receivables is approximately equal to their fair value.

No significant receivable balances are impaired at the reporting end dates.

F-16

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

11	Borrowings

Non-current

	2024	2023	2022
	€	€	€
Borrowings held at amortised cost:
Advances from related parties	–	4,631,670	–

During the year, Jack Kaye, the Company’s Chief Executive Officer, has paid on behalf of the Company, costs totalling €1,130,950 (2023: €4,631,670) in order for the Company to meet its obligations.

On June 30, 2024, all amounts payable to Jack Kaye up to that date were converted to Ordinary Shares at a conversion ratio of 1 ordinary share for the equivalent of every $10 owed. There was no balance owed for advances from related parties as of December 31, 2024. Other creditors also converted amounts owed to them to equity on the same ratio, leaving a balance of €39,756 owed as of December 31, 2024.

12	Fair value of financial liabilities

The directors consider that the carrying amounts of financial liabilities carried at amortised cost in the financial statements approximate their fair values.

13	Liquidity risk

Liquidity risk is the risk that arises when the maturity of assets and liabilities does not match. An unmatched position potentially enhances profitability, but can also increase the risk of losses. The Board of Directors has procedures with the object of minimizing such losses such as maintaining sufficient cash and other highly liquid current assets and by having the ability to receive advances from related parties and/or an adequate amount of committed credit facilities.

The following table details the remaining contractual maturity for the Company’s financial liabilities with agreed repayment periods. The contractual maturity is based on the earliest date on which the Company may be required to pay.

5+ years
€
At December 31, 2023
Advances from related parties	4,631,670

At December 31, 2024
Advances from related parties	–

F-17

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

14	Market risk

Market risk management

The geopolitical situation in Eastern Europe intensified on February 24, 2022 with the commencement of the conflict between Russia and Ukraine. As at the date of authorising these consolidated financial statements for issue, the conflict continues to evolve as military activity proceeds. In addition to the impact of the events on entities that have operations in Russia, Ukraine, or Belarus or that conducting business with their counterparties, the conflict is increasingly affecting economies and financial markets globally and exacerbating ongoing economic challenges.

The European Union as well as United States of America, Switzerland, United Kingdom and other countries imposed a series of restrictive measures (sanctions) against the Russian and Belarussian government, various companies, and certain individuals. The sanctions imposed include an asset freeze and a prohibition from making funds available to the sanctioned individuals and entities. In addition, travel bans applicable to the sanctioned individuals prevent them from entering or transiting through the relevant territories. The Republic of Cyprus has adopted United Nations and European Union measures. The rapid deterioration of the conflict in Ukraine may as well lead to the possibility of further sanctions in the future.

Emerging uncertainty regarding global supply of commodities due to the conflict between Russia and Ukraine conflict may also disrupt certain global trade flows and place significant upward pressure on commodity prices and input costs as seen through early March 2022. Challenges for companies may include availability of funding to ensure access to raw materials, ability to finance margin payments and heightened risk of contractual non-performance.

The Israel-Gaza conflict has escalated significantly after Hamas launched a major attack on 7 October 2023. Companies with material subsidiary, operations, investments, contractual arrangements or joint ventures in the war area might be significantly exposed. Entities that do not have direct exposure to Israel and the Gaza Strip are likely to be affected by the overall economic uncertainty and negative impacts on the global economy and major financial markets arising from the war. This is a volatile period and situation, however, the Company is not directly exposed. Management will continue to monitor the situation closely and take appropriate actions when and if needed.

The impact on the Company largely depends on the nature and duration of uncertain and unpredictable events, such as further military action, additional sanctions, and reactions to ongoing developments by global financial markets. The financial effect of these current crisis on the global economy and overall business activities cannot be estimated with reasonable certainty at this stage, due to the pace at which these conflicts advance and the high level of uncertainties arising from the inability to reliably predict the outcome.

The Company has no direct exposure to Russia, Ukraine, and Belarus or to Israel and the Gaza Strip and as such does not expect significant impact from direct exposures to these countries.

Despite the limited direct exposure, the conflicts are expected to negatively impact the tourism and services industries in Cyprus. Furthermore, the increasing energy prices, fluctuations in foreign exchange rates, unease in stock market trading, rises in interest rates, supply chain disruptions and intensified inflationary pressures may indirectly impact the operations of the Company. The indirect implications will depend on the extent and duration of these crisis and remain uncertain.

F-18

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

Management has considered the unique circumstances and the risk exposures of the Company and has concluded that there is no significant impact on the Company’s profitability position. These events are not expected to have an immediate material impact on the Company’s business operations. Management will continue to monitor the situation closely and will assess the need for further action in case the crisis becomes prolonged.

15	Trade and other payables

	2024	2023	2022
	€	€	€
Trade payables	2,952	257	–
Accruals	6,000	–	–
Other payables	30,804	600,000	–
	39,756	600,257	–

Accruals	2024	2023	2022
	€	€	€
As of January 1,	–	–	–
Additions	6,000	–	–
As of December 31,	6,000	–	–

16	Share capital

	2024	2023	2022	2024	2023	2022
	Number	Number	Number	€	€	€
Ordinary share capital Authorised Par value of €.01	100,000,000	100,000,000	100,000,000	1,000,000	1,000,000	1,000,000

Issued and fully paid Par value of €.01	25,000,000	20,000,000	12,258,458	250,000	200,000	122,585

Shares Issued and Fully Paid	2024	2023	2022

As of January 1,	20,000,000	12,258,458	–
Additions	5,000,000	7,741,542	12,258,458
As of December 31,	25,000,000	20,000,000	12,258,458

On November 29, 2022, the Company was formed with an initial issuance of 12,258,458 shares of stock at € .01 par value for a total of € 122,585.

F-19

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

During the year ended 2023, the Company exchanged the outstanding 12,258,458 shares of stock in exchange for the purchase of intangible assets valued at € 65,000,000 and issued an additional 7,741,542 shares of stock at € .01 par value for a total of € 77,415.

During the year ended 2024, the Company issued 4,401,800 shares of stock to various creditors and shareholders in exchange of amounts due to them of € 919,663 and issued 598,246 shares of stock to its officers in exchange for amounts due to them of € 5,600,000.

17	Share premium account

	2024	2023
	€	€
As of January 1,	64,877,415	–
Additions	6,469,663	64,877,415
As of December 31,	71,347,078	64,877,415

18	Capital risk management

The Company is not subject to any externally imposed capital requirements.

19	Events after the reporting date

As explained in Note 14, the geopolitical situation in Eastern Europe and the Middle East remains intense with the continuation of the conflict between Russia and Ukraine and the Israel-Gaza conflict. As at the date of authorizing these consolidated financial statements for issue, the conflicts continue to evolve as military activity continues and additional sanctions are imposed. The Company’s activity at present and for the foreseeable future is concentrated on the contract in the USA and depending on the duration of the conflict between Russia and Ukraine, the Israel-Gaza conflict and continued negative impact on economic activity, it is unlikely that the Company’s results will be affected.

Following a Board Meeting on the 6th January 2025, the following individuals re-joined the Board of Directors:

William Eric Peacock

Julian Fernand Sluyters

Kevin Malcolm Riches

Susan Matteson King

F-20

DAVION HEALTHCARE PLC AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2024 AND 2023

20	Related party transactions

Remuneration of key management personnel

Key management personnel consisted only of the directors for whom aggregate remuneration was €NIL and any other further required disclosures as per IAS 24.17 are €NIIL for these consolidated financial periods.

Other transactions with related parties

For the years ended December 31, 2024 and 2023, the Company incurred €NIL and €1,100,000 respectively, with regards to management fees by Malbrite Limited and Kurdam Inc., companies controlled by Jack Kaye, a director of Davion Healthcare Plc.

For the year ended December 31, 2024 and 2023, the Company incurred €400,000 and €600,000, respectively, with regards to director fees by David Paul Alexander Over, a director of Davion Healthcare Plc. The balance payable to David Paul Alexander Over was paid in full with share issuances. For the year ended December 31, 2023, the Company paid approximately €287,000 for marketing services to Tulk House International Limited, a company controlled by David Paul Alexander Over, a director for Davion Healthcare Plc.

For the year ended December 31, 2024 and 2023, the Company incurred €NIL and €77,415, respectively, with regards to management fees by Rallinson Limited, a company controlled by Jack Kaye, a director of Davion Healthcare Plc.

For the year ended December 31, 2024 and 2023, the Company incurred €NIL and €1,707,178, respectively, with regards to research and development costs by Rallinson Limited, a company controlled by Jack Kaye, a director of Davion Healthcare Plc.

For the year ended December 31, 2024 and 2023, the Company incurred €NIL and €556,279 respectively, with regards to research and development costs by Malbrite Limited, a company controlled by Jack Kaye, a director of Davion Healthcare Plc.

	Year ended December 31, 2024	Year ended December 31, 2023
	€	€

Administrative expenses
Rent	2,184	2,942
Service charge payable	1,090,330	821,165
Software costs	–	26,562
Travelling expenses	–	15,049
Legal and professional fees	50,602	19,933
Consultancy fees	152,910	1,113,150
Accountancy	15,163	–
Bank charges	1,007	827
Public relations	–	292,857
Sundry expenses	–	430
Profit or loss on foreign exchange	(2)	(181)
Total Administrative expenses	1,312,194	2,292,734

F-21

Part II – Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers

Under Irish law, the Companies Act 2014, a company may not exempt or indemnify a director or officer of the company from liability for negligence, default, breach of duty or breach of trust in relation to the company. This restriction is set out in Section 235 of the Irish Companies Act 2014, which provides that any provision, whether contained in the company's constitution or in a contract with the company or otherwise, which purports to exempt any officer of the company from, or indemnify him or her against, any such liability is void.

However, under Section 235(3) of the Companies Act 2014, a company is permitted to indemnify a director or officer against any liability incurred in defending proceedings—whether civil or criminal—in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application in which relief is granted by the court under Section 233 (relief from liability for negligence, default, breach of duty or breach of trust).

In addition, Section 235(5) allows companies to purchase and maintain directors' and officers' liability insurance (commonly known as "D&O insurance") for any of its directors or officers. Davion Healthcare Plc maintains such insurance coverage for its directors and officers against certain liabilities they may incur in their capacity as such, subject to customary exclusions and limitations.

Section 133 of the Articles of Association of the Company states:

Subject to the provisions of and so far as may be permitted by the Act every Director, Managing Director, Auditor, Secretary and other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

Furthermore, Section 235(5) of the Companies Act 2014 permits a company to purchase and maintain insurance for directors and officers in respect of liability arising from their acts or omissions in that capacity.

The Company currently does not maintain directors’ and officers’ liability insurance. However, the Company intends to procure such insurance coverage prior to the commencement of trading of its ordinary shares on The Nasdaq Stock Market. This insurance will provide coverage against certain liabilities that may be incurred by the Company’s directors and officers in the performance of their duties, subject to customary limitations, exclusions, and deductibles.

Item 7. Recent Sales of Unregistered Securities

The Company has not sold any equity securities during the past three years that were not registered under the Securities Act of 1933, as amended.

Item 8. Exhibits and Financial Statement Schedules

•	2023 and 2024 Financial Statements

•	Memorandum and Articles of Association

•	VStock Transfer LLC Transfer Agent Agreement

•	NeuRX Health Inc Binding Headline Terms

•	Auditor consent

II-1

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-2

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Memorandum and Articles of Association of the Company
10.1	Transfer Agency Agreement with VStock Transfer, LLC
10.2	Outline Agreement between the Company and NeuRX Health Inc
23.1	Consent of Independent Auditors
31.1	Certification by the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act
31.2	Certification by the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act
32	Certification by the Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act
107	Filing Fee Table

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cork, Ireland on 1st August, 2025.

Davion Healthcare Plc

By:	/s/ Jack Kaye
Jack Kaye
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jack Kaye	Chief Executive Officer	August 1, 2025
/s/ David Over	Principal Financial Officer	August 1, 2025
/s/ Eric Peacock	Non-Executive Chairman	August 1, 2025
/s/ Kevin Riches	Non-Executive Director	August 1, 2025

II-4